Filed pursuant to Rule 424(b)(5)

File Number 333-154941

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, $0.001 par value (2)	23,125,000	$6.00	$138,750,000	$5,452.88

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Participating Preferred Stock pursuant to Palm. Inc.’s Preferred Stock Rights Agreement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 3, 2008)

23,125,000 Shares

Palm, Inc.

COMMON STOCK

The 23,125,000 shares of our common stock offered by this prospectus supplement include the shares of common stock underlying 49% of the units, consisting of Series C Convertible Preferred Stock and warrants, issued by us to the selling stockholders in January 2009. These shares are being offered pursuant to the exercise of our transfer right as described in “Capitalization.” In addition, we have granted the underwriters the right to purchase up to an additional 3,468,750 shares of common stock to cover over-allotments, if any.

In connection with this offering, the underwriters will purchase from the selling stockholders an aggregate of 49,000 units consisting of an aggregate of 49,000 shares of our Series C Convertible Preferred Stock and warrants to purchase 3,430,000 shares of our common stock. Immediately upon receipt of the units, the underwriters will (1) convert the shares of Series C Convertible Preferred Stock into 15,076,923 shares of our common stock pursuant to the terms of such Series C Convertible Preferred Stock, and (2) deliver the warrants to us for cancellation without consideration. The underwriters will also purchase from us an aggregate of 8,048,077 shares of our common stock issued in this offering. The selling stockholders will purchase from the underwriters 8,166,666 shares of common stock in this offering. See “Capitalization,” “Selling Stockholders” and “Underwriting.”

Our common stock is listed on the NASDAQ Global Select Market under the symbol “PALM.” The last reported sale price of our common stock on March 9, 2009 was $6.02 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10.

PRICE $6.00 PER SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders(2)	Proceeds to Company(1)(3)
Per share offered by us	$6.00	$0.33	$0.00	$5.67
Per share offered by selling stockholders	$6.00	$0.33	$3.25	$2.42
Total for shares offered by us	$48,288,462	$2,655,865	$0.00	$45,632,597
Total for shares offered by selling stockholders	$90,461,538	$4,975,385	$49,000,000	$36,486,153
Total for all shares offered as adjusted for sales to selling stockholders(4)	$138,750,000	$4,936,250	$49,000,000	$84,813,750
(1)	All underwriting discounts and commissions with respect to shares of common stock underlying the Series C Convertible Preferred Stock will be paid from the proceeds received by us. We will not pay any commissions and the underwriters will not receive any discounts on shares sold in this offering to the selling stockholders.
(2)	The selling stockholders will receive $49,000,000, or $1,000 for each unit, consisting of one share of Series C Convertible Preferred Stock and warrants to purchase 70 shares of our common stock, sold to the underwriters pursuant to the underwriting agreement. After giving effect to the conversion of the Series C Convertible Preferred Stock and the cancellation of the warrants, the proceeds received by the selling stockholders would be equivalent to approximately $3.25 per share of common stock converted. See “Underwriting” on page S-53.
(3)	Pursuant to an agreement between us and the selling stockholders, we will receive the net proceeds in excess of $49,000,000 for the shares of common stock issuable upon conversion of shares of Series C Convertible Preferred Stock and all net proceeds from the shares of common stock offered by us. See “Underwriting” on page S-53.
(4)	The selling stockholders will purchase a total of 8,166,666 shares of common stock in the offering for a total purchase price of $48,999,996, and we will not pay any commissions and the underwriters will not receive any discounts on shares sold in this offering to the selling stockholders.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on March 13, 2009.

Joint Book-Running Managers

MORGAN STANLEY	J.P. MORGAN

March 9, 2009

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus. Neither we, the underwriters, nor the selling stockholders have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. None of the company, the selling stockholders or the underwriters is making an offer or sale of securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not taken any action to permit an offering of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus supplement and/or the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of our common stock under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we, the underwriters, nor the selling stockholders will have any responsibility therefor.

We reserve the right to withdraw this offering of our common stock at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of our common stock offered hereby.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Such transactions may include stabilization and the purchase of our common stock to cover short positions. For a description of these activities, see “Underwriting.”

The terms “Palm,” “we,” “us,” “the company” and “our” refer to Palm, Inc. and its consolidated subsidiaries except where expressly indicated or the context otherwise requires.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “will,” “would,” our “strategy” and similar expressions and include, without limitation, statements regarding our intentions, expectations and beliefs concerning, among other things, the following: mobile products and the mobile product market, including with respect to our Palm PreTM smartphone product under development; our competitive position in mobile products; our market share; our ability to grow our business; our revenue, cost of revenue, gross margins, operating income (loss), operating expenses, operating results and profitability; our cash and short-term investments balance; our corporate strategy; our long-term prospects; our ability to develop market-defining products; anticipated growth in the smartphone market; our ability to capitalize on industry trends and dynamics; global economic trends and market conditions; our platform strategy; the adoption rate of smartphones by our customers; the benefits of advertising; the domestic and international market opportunity available to us; international, political and economic risk; our development and introduction of new products and services, such as our Palm PreTM smartphone; acceptance of our smartphone products, including our Palm PreTM smartphone; our ability to meet certification requirements; market demand for our products; our ability to differentiate our products, deliver a range of product choices around open platforms and develop products to serve a broad range of customers and attract new customers; our ability to lead on design, ease-of-use and functionality; pricing and average selling prices for our products; the development and timing of launch of our new Palm PreTM smartphone and our new Palm webOS platform and related software, and the introduction of other products based on the new Palm webOS platform; competition and our competitive advantages; our ability to build our brand and consumers’ awareness of our products; the resources that we and our competitors devote to development, promotion and sale of products; our expectations regarding our new and existing product lines; our product mix; our ability to broaden and expand our wireless carrier relationships; revenue and credit concentration with our largest customers; collectability of customer accounts; our ability to cause application providers to provide applications for our products; our ability to obtain components and elements of our technology from suppliers free from errors and defects; royalty obligations; inventory, channel inventory levels and inventory valuation; the possibility of defects in products and technologies we develop; price protection, rebates and returns; repair costs; product warranty accrual and liability; our effective tax rate and income tax expense (benefit); forecasted product and manufacturing requirements; seasonality in sales of our products; the adequacy of our properties, facilities and operating leases and our ability to secure additional space; our tax strategy; realization and recoverability of our net deferred tax assets; the need to increase our deferred tax asset valuation allowance; utilization of our net operating loss and tax credit carryforwards; our belief that our cash, cash equivalents and short-term investments will be sufficient to satisfy our anticipated cash requirements; our liquidity, cash flow, cash position and ability to obtain additional funding, including from a portion of the net proceeds of the offering described herein; impairment charges and recovery in market value in connection with our investments in auction rate securities; the liquidity of, holding periods for and our ability and intent to hold our auction rate securities; the completion of restructuring actions and restructuring charges; compensation and other expense reductions; dividends; interest rates; the timing and amount of our cash generation and cash flows; declines in the handheld market and in our handheld business; our use of options, restricted stock and restricted stock units; unrecognized compensation cost under our stock plans; stock price volatility; option exercise behavior under our stock plans; vesting, terms and forfeiture of our equity awards; our stock-based compensation valuation models; our defenses to, and the effects and outcomes of, legal proceedings and litigation matters; provisions in our charter documents, Delaware law and a stockholders’ agreement and the potential effects of a stockholder rights plan; our relationship with Elevation Partners, L.P.; our debt obligations, the related interest expense for future periods and the effect of any non-compliance; potential unavailability of future borrowing, including under our existing credit facility; and the potential impact of our critical accounting policies and changes in financial accounting standards or practices.

These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements. All forward-looking statements are qualified by the risks described in “Risk Factors” in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some basic information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” as well as the documents incorporated by reference.

THE COMPANY

Palm, Inc. is a provider of mobile products that enhance the lifestyle of individual users and business customers worldwide. We create thoughtfully integrated technologies that better enable people to stay connected with their family, friends and colleagues, access and share the information that matters to them most and manage their daily lives on the go. We currently offer Treo™ and Centro™ smartphones, handheld computers and accessories through wireless carriers and retail and business channels worldwide, as well as at Palm’s online store. We began operations in 1992 and are incorporated in Delaware.

In January 2009, we announced our new operating system, the Palm webOSTM mobile platform, and our Palm Pre™ smartphone, the first phone to be based on the Palm webOS platform. Palm webOS combines standard technology and creative and innovative advancements, and leverages industry-standard web development technologies, such as CSS, XHTML and JavaScript, to facilitate a rich, open development platform. The Palm Pre features an innovative, touch-screen interface, a slide-out QWERTY keyboard, highly-integrated hardware and intuitive software applications to offer an advanced, web-centric mobile experience. The Palm Pre is scheduled to first be available in the United States exclusively from Sprint in the first half of calendar year 2009.

RECENT DEVELOPMENTS

On March 3, 2009, we announced preliminary results for the third quarter of fiscal year 2009, ended February 27, 2009. We expect to report revenues for the third quarter of fiscal year 2009 in the range of $85 million to $90 million. The revenue declines versus the second quarter of fiscal year 2009 and third quarter of fiscal year 2008 are the result of reduced demand for our maturing legacy smartphone products, the challenging economic environment and later-than-expected shipments of the TreoTM Pro in the United States. We expect declining revenues and continued margin pressure from our legacy product lines in the fourth quarter of fiscal year 2009.

Cash used in our operations for the third quarter of fiscal year 2009 is expected to be between $95 million and $100 million. Our cash, cash equivalents and short-term investments balance is expected to be between $215 million and $220 million at the end of the third quarter of fiscal year 2009.

Although we believe we have sufficient cash, cash equivalents and short-term investments to meet our working capital needs under our current operating plan, we are conducting this offering to strengthen our working capital position given the challenging economic environment and the opportunity to drive both the launch of the Palm Pre and future product-development efforts.

We also announced that since we expect to periodically provide new software features free of charge to customers of our Palm webOS products, including the Palm Pre, we will recognize the revenues and cost of revenues associated with Palm webOS product sales on a straight-line basis over the product’s estimated economic life of 24 months. We will be recording deferred revenues and deferred cost of revenues on our balance sheet, and amortizing them into earnings on a straight-line basis over the estimated economic product life of 24 months. We will continue to expense engineering, sales and marketing costs as they are incurred. This accounting treatment will have no impact on our cash flow.

In connection with this offering we are exercising our right, which we refer to as our transfer right, pursuant to the Securities Purchase Agreement, dated as of December 22, 2008 between us and the selling stockholders to require the selling stockholders to sell an aggregate of 49,000 units, with each unit consisting of (i) one share of our Series C Convertible Preferred Stock and (ii) warrants exercisable for the purchase of 70 shares of our common stock, in an underwritten public offering prior to March 31, 2009. A portion of the common stock being offered pursuant to this prospectus supplement is being offered pursuant to our exercise of this transfer right. See “Capitalization.”

On March 4, 2009, Standard & Poor’s lowered our corporate credit rating to CCC from CCC+.

Our principal executive offices are located at 950 West Maude Avenue, Sunnyvale, CA 94085, and our telephone number is (408) 617-7000. We maintain a website at www.palm.com where general information about us is available. We are not incorporating the contents of this website into this prospectus supplement.

For a description of our business, financial condition, results of operations and other important information, see our filings with the Securities and Exchange Commission (“SEC”) incorporated by reference in this prospectus supplement. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus supplement, see “Where You Can Find More Information.”

THE OFFERING

Common stock offered by us	8,048,077 shares (which includes 3,430,000 shares underlying the warrants to be purchased by the underwriters from the selling stockholders and delivered to us for cancellation without consideration).

Additional common stock offered	15,076,923 shares

In connection with this offering, the underwriters will purchase from the selling stockholders an aggregate of 49,000 units consisting of an aggregate of 49,000 shares of our Series C Convertible Preferred Stock and warrants to purchase 3,430,000 shares of our common stock. Immediately upon receipt of the units, the underwriters will (1) convert such shares of Series C Convertible Preferred Stock into 15,076,923 shares of our common stock pursuant to the terms of such Series C Convertible Preferred Stock and (2) deliver such warrants to us for cancellation without consideration. See “Capitalization” and “Underwriting.”

Common stock to be outstanding immediately after this offering	134,187,790 shares

Proceeds of this offering	The selling stockholders shall receive $1,000 for each unit purchased by the underwriters for a total of $49,000,000, with each unit consisting of (1) one share of Series C Convertible Preferred Stock and (2) warrants to purchase 70 shares of our common stock. After giving effect to the conversion of the Series C Convertible Preferred Stock and the cancellation of the warrants, the proceeds received by the selling stockholders would be equivalent to approximately $3.25 per share of common stock converted. In accordance with the terms of the Securities Purchase Agreement between us and the selling stockholders, we will receive the proceeds in excess of $49,000,000 for the shares of common stock underlying the Series C Convertible Preferred Stock sold in the offering by the selling stockholders, net of underwriting discounts and commissions and other offering expenses. We will also receive the proceeds of shares of common stock that we are offering, net of underwriting discounts and commissions and other offering expenses. See “Capitalization” and “Underwriting.”

Use of proceeds	We intend to use the net proceeds we receive from this offering for working capital and general corporate purposes, including to strengthen our working capital position and further bolster the resources we are devoting to the launch of the Palm Pre and future product development efforts. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Global Select Market trading symbol	“PALM”

The selling stockholders will purchase from the underwriters 8,166,666 shares of common stock in this offering. We will not pay any commissions and the underwriters will not receive any discounts on shares sold in this offering to the selling stockholders. See “Selling Stockholders.”

Unless the context requires otherwise, the number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of February 27, 2009. The number of shares of our common stock to be outstanding after this offering does not take into account:

•	38,235,294 shares of common stock issuable upon conversion of outstanding Series B Convertible Preferred Stock (“Series B Preferred Stock”) at a conversion price of $8.50 per share;

•

15,692,307 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock (“Series C Preferred Stock”) that will remain outstanding upon consummation of this offering at a conversion price of $3.25 per share;

•	3,570,000 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock at an exercise price of $3.25 per share;

•	23,047,559 shares of common stock issuable upon the exercise of outstanding stock options as of February 27, 2009 at a weighted average exercise price of $6.28 per share;

•	1,385,955 shares of common stock issuable upon the vesting of restricted stock units as of February 27, 2009; and

•	an aggregate of 16,539,432 shares of common stock reserved for future issuances under our 1999 Employee Stock Purchase Plan, 1999 Stock Plan and 2001 Stock Option Plan for Non-Employee Directors.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional 3,468,750 shares of common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of and for the years ended May 31, 2008, June 1, 2007 and June 2, 2006 has been derived from our audited financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected consolidated financial data for the six months ended November 28, 2008 and November 30, 2007 have been derived from our unaudited financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The information set forth below is not necessarily indicative of results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and notes to those statements included in our annual report on Form 10-K for the year ended May 30, 2008 and our unaudited financial statements and related notes appearing in our Form 10-Q for the six months ended November 28, 2008. See “Recent Developments” on page S-4 for information about our preliminary results for our fiscal quarter ended February 27, 2009.

Palm’s 52-53 week fiscal year ends on the Friday nearest May 31, with each fiscal quarter ending on the Friday generally nearest August 31, November 30 and February 28. For presentation purposes, the periods are shown in the table below and in “Capitalization” as ending on August 31, November 30, February 28 and May 31, as applicable.

	As of and for the Years Ended May 31,			As of and for the Six Months Ended November 30,
	2008(1),(2)	2007(2)	2006(3),(4)	2008(2),(5)	2007(2)
				(unaudited)
	(in thousands, except for share data)
Consolidated Statements of Operations Data:
Revenues	$1,318,691	$1,560,507	$1,578,509	$558,475	$710,392
Cost of revenues	916,810	985,369	1,058,083	422,993	476,203
Operating income (loss)	(126,045)	70,058	105,311	(99,329)	(47,117)
Income tax provision (benefit)	(52,809)	36,044	(219,523)	405,779	(26,380)
Net income (loss)	(105,419)	56,383	336,170	(545,647)	(9,689)
Accretion of series B redeemable convertible preferred stock	5,516	—	—	4,825	780
Net income (loss) applicable to common stockholders	$(110,935)	$56,383	$336,170	$(550,472)	$(10,469)

Net income (loss) per common share:
Basic	$(1.05)	$0.55	$3.33	$(5.05)	$(0.10)

Diluted	$(1.05)	$0.54	$3.19	$(5.05)	$(0.10)

Shares used to compute net income (loss) per common share:
Basic	105,891	102,757	100,818	108,994	104,647
Diluted	105,891	104,442	105,745	108,994	104,647

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$258,748	$546,685	$518,894	$223,970	$292,971
Working capital	128,740	456,624	452,927	(40,014)	182,237
Total assets	1,180,262	1,548,002	1,487,522	660,926	1,296,357
Total convertible debt	—	—	35,000	—	—
Total current and long-term debt	398,000	—	—	396,000	400,000
Series B redeemable convertible preferred stock	255,671	—	—	260,496	250,961
Other non-current liabilities	2,098	4,568	6,545	1,338	1,235
Total stockholders’ equity (deficit)	111,020	1,062,411	983,905	(411,073)	213,773

(1)	In October 2007, we sold 325,000 shares of Series B Preferred Stock to Elevation Partners in exchange for $325.0 million, of which $250.2 million was allocated to Series B Preferred Stock and reflects a discount of approximately $9.8 million related to issuance costs, with the remaining $65.0 million allocated to additional paid-in capital as a result of a beneficial conversion feature. On an as-converted basis, these shares represented approximately 26% of our voting shares outstanding as of May 31, 2008. We utilized these proceeds, along with existing cash and the proceeds of $400.0 million of new debt, to finance a $9.00 per share one-time cash distribution of approximately $948.9 million to stockholders of record as of October 24, 2007, or the Recapitalization Transaction. In connection with the Recapitalization Transaction, we have recorded approximately $5.5 million related to the accretion of Series B Preferred Stock for fiscal year 2008 and approximately $8.0 million related to a stock-based compensation charge for the modification of certain option awards to include anti-dilution provisions. Our fiscal year 2008 results also include charges of approximately $32.2 million as a result of the impairment of our investments in auction rate securities, or ARS, and a $5.0 million patent acquisition cost, which are partially offset by a gain on sale of land of approximately $4.4 million.
(2)	Includes stock-based compensation expense under Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share-Based Payment, which requires stock-based compensation expense to be recognized based on the grant date fair value. Periods prior to June 1, 2006, have not been restated to include the compensation charges associated with the provisions of SFAS No. 123(R).
(3)	Includes a $250.3 million reversal of our valuation allowance on our deferred tax assets based on our conclusion at that time that it was more likely than not that our domestic deferred tax assets would be realized in the future and, accordingly, that it was appropriate to release the valuation allowance recorded against those deferred tax assets. In addition, fiscal year 2006 results included a $22.5 million legal settlement with Xerox Corporation and a benefit of approximately $1l.7 million to cost of revenues as a result of negotiating more favorable intellectual property licensing terms than we had previously expected at May 31, 2005.
(4)	Cost of revenues includes “cost of revenues” and the applicable portion of “amortization of intangible assets.”
(5)	Our six months ended November 30, 2008 results included a non-cash charge with a net impact of $396.7 million to the tax provision pertaining to the increase of the valuation allowance for our United States deferred tax assets. In addition, our results for the six months ended November 30, 2008 also included charges of approximately $29.2 million as a result of the impairment of our investments in ARS and a $1.5 million patent acquisition refund.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events described in the following risks actually occur, our business, financial condition and results of operations could suffer. In that event, the price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Caution Concerning Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Business

If we do not successfully launch our Palm Pre and Palm webOS or fail to do so in a timely manner, or if the Palm Pre is not accepted by wireless carriers or end users, our business, results of operations and financial condition will be adversely affected.

In the first quarter of calendar year 2009, we announced our new operating system, or OS, the Palm webOS mobile platform, and our Palm Pre, the first smartphone to be based on the new platform. Unlike the Palm OS and Windows Mobile OS, which are the operating systems in our existing products, the Palm webOS has not been commercially tested and we have not had the advantage of working with and refining the operating system over a long period of time.

We have announced that we expect the Palm Pre with Palm webOS to be completed in time to make the Palm Pre available in the United States in the first half of calendar year 2009. If we are unable to develop the Palm webOS or related software or introduce the Palm Pre in a timely manner, or if Palm Pre is not accepted by Sprint or other wireless carrier customers or end users, our revenues, results of operations, financial condition, reputation and ability to compete would also be adversely impacted.

Because the Palm Pre is our first product based on the Palm webOS and comes at a time when revenues from most of our legacy products are declining, the importance of the Palm Pre and Palm webOS to our business substantially magnifies the risks expressed throughout this “Risk Factors” section with respect to our products and our business. Some of these risks include:

•	our ability to launch the Palm Pre and related services successfully and in a cost-effective and timely manner;

•	our having sufficient working capital and other resources to support the Palm Pre and related services in the event that the Palm Pre is not launched on a timely basis;

•	the effect of errors or defects in the Palm Pre or Palm webOS or any components, software applications or other elements of the Palm Pre or Palm webOS;

•	the ability of the Palm Pre to compete with alternative products;

•	our dependence on wireless carriers, particularly Sprint which initially will be the exclusive wireless carrier for the Palm Pre in the United States;

•	certification of the Palm Pre by Sprint and other wireless carriers;

•	our ability to accurately forecast demand for the Palm Pre;

•	dependence on suppliers, including sole source suppliers, for components, software applications and other elements of the Palm Pre;

•	dependence on a sole source provider for the Palm Pre in a new manufacturing relationship for Palm;

•	acceptance of the Palm webOS by wireless carriers and end users;

•	whether the third-party developer community will embrace Palm webOS and produce applications that integrate successfully with Palm webOS; and

•	the potential for claims that the Palm Pre or Palm webOS infringe the intellectual property rights of third parties or are subject to conditions or restrictions under open source licenses.

These risks relating to the launch of our Palm Pre and Palm webOS products and services may adversely affect our results of operations and financial condition, including our revenues, liquidity, reputation and ability to compete.

Current recessionary economic and financial market conditions as well as our continued investment in our corporate transformation, including the transition to the Palm webOS platform, have had and will continue to have a negative effect on our liquidity. We may need or find it advisable to seek additional funding which may not be available or which may result in substantial dilution to the value of our common stock. If we seek additional funding, adequate funds may not be available on favorable terms, or at all. Inadequate liquidity could adversely affect our business operations in the future.

We currently believe that we have sufficient cash, cash equivalents and short-term investments to meet our anticipated operating cash requirements and debt service or repayment obligations for at least the next 12 months. Although we believe that we can meet our liquidity needs for at least the next 12 months, we have had net losses since the beginning of fiscal year 2008 and our actual level of losses for the last four fiscal quarters were unanticipated 12 months ago which have resulted in decreases in our cash, cash equivalents and short-term investment balances during the last four quarters. We have announced that our cash, cash equivalents and short-term investments balance is expected to be between $215 million and $220 million at the end of the third quarter of fiscal year 2009, and that we expect to report revenues for the third quarter of fiscal year 2009 in the range of $85 million to $90 million. The revenue declines versus our second quarter of fiscal year 2009 and third quarter of fiscal year 2008 are the result of reduced demand for our maturing legacy smartphone products, the challenging economic environment and later-than-expected shipments of the Treo Pro in the United States. We expect declining revenues and continued margin pressure from our legacy product lines in the fourth quarter of fiscal year 2009. Because our products compete for a share of consumer disposable income and business spending, our liquidity position and operating performance were negatively affected by the current recessionary economic conditions and by other financial business factors, many of which are beyond our control. The economic conditions have generally worsened during fiscal year 2009. We do not believe it is likely that these adverse economic conditions, and their effect on consumer and business purchasing patterns, will improve significantly in the near term.

We require substantial liquidity to continue spending to support product development, production and launches, including with respect to the Palm Pre and Palm webOS, to implement cost savings and restructuring plans, to meet scheduled debt and lease payment requirements and to run our regular business operations. If our liquidity continues to diminish, we may reach the point at which we operate at or close to the minimum cash levels necessary to support our current business operations, and we may be forced to further curtail spending, research and development activities, marketing activities and other programs that are important to the future success of our business. In addition, if our liquidity substantially decreases, it may affect our business relationships with our customers and/or our suppliers who may seek more restrictive payment terms, assurances regarding our ability to meet our obligations and to sustain regular business operations and other concessions. If this were to happen, our need for cash resources would be intensified.

Our ability to maintain required liquidity levels will depend significantly on factors such as:

•	the timely launch and commercial success of the Palm Pre and of future products based on our Palm webOS;

•	the level of continuing sales of our Treo and Centro smartphones;

•	the successful completion of Palm webOS and its subsequent acceptance by the developer community and by our customers; and

•	our ability to manage operating expenses and capital spending.

If revenues from our smartphones fail to meet expectations or we are unable to complete our new Palm webOS and manufacture and/or ship our Palm Pre smartphone products to our customers in a timely or acceptable manner and we are unable to maintain our required liquidity levels through other means, our business plans, results of operations and financial condition would be adversely impacted.

In these circumstances, we may find it necessary or advisable to seek additional funding. The current economic and financial market conditions and our corporate credit rating may make it difficult to obtain funding in the securities and credit markets as well as under our existing credit facilities. Moreover, if we are unable to timely introduce the Palm Pre, it may further complicate our ability to obtain such additional funding in an already difficult market. If we seek additional funding, adequate funds may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, or at all, we may be unable to adequately fund our business plans and it could have a negative effect on our business, results of operations and financial condition. In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of our existing common stock and other equity securities and cause the market price of our common stock to fall. The issuance of additional debt or incurrence of borrowing could impose restrictive covenants in addition to those to which we are already subject under our existing credit facility, which could impair our ability to engage in certain business transactions.

If we fail to develop and introduce new products and services successfully and in a cost-effective and timely manner, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive, rapidly evolving environment, and our success depends on our ability to develop and introduce new products and services that our customers and end users choose to buy. If we are unsuccessful at developing and introducing new products and services, including the Palm Pre with Palm webOS, that are appealing to our customers and end users with acceptable quality, prices and terms, or if the effort of migrating from existing products and services to new products and services is considered to be excessive by end users, we will not be able to compete effectively and our ability to generate revenues will suffer. The development of new products and services is very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to accurately anticipate technological trends or our end users’ needs or preferences or are unable to complete the development of products and services in a cost-effective and timely fashion, we will be unable to introduce new products and services into the market or successfully compete with other providers. Even if we complete the development of our new products and services in a cost-effective and timely manner, they may not gain traction in the market at all or at anticipated levels.

As we introduce new or enhanced products, such as the Palm Pre, or integrate new technology into new or existing products, we face risks including, among other things, disruption in customers’ ordering patterns, excessive levels of existing product inventories, revenue deterioration in our existing product lines, as we are currently experiencing with our legacy smartphone products, insufficient supplies of new products to meet customers’ demand, possible product and technology defects and a potentially different sales and support environment. Premature announcements or leaks of new products, features or technologies may exacerbate some of these risks. Our failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect our business, results of operations and financial condition.

Our products may contain errors or defects, which could result in the rejection or return of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs, penalties, duties to repair, warranty claims and litigation.

Our products are complex and must meet stringent user requirements. In addition, we warrant that our products will be free of defect for 90 to 365 days after the date of purchase, depending on the product. In Europe, we are required in some countries to provide a two-year warranty for certain defects. In addition, certain of our contracts with wireless carriers include epidemic failure clauses with low thresholds that we have in some instances exceeded. If invoked, these clauses may entitle the wireless carrier to return or obtain credits for products in inventory or to cancel outstanding purchase orders.

In addition, we must develop our hardware and software application products quickly to keep pace with the rapidly changing mobile-product market, and we have a history of frequently introducing new products. Products as sophisticated as ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products, damage claims, penalties, duties to repair, litigation and recalls and jeopardize our relationship with wireless carriers. End users may also reject or find issues with our products and have a right to return them even if the products are free from errors or defects. In either case, returns or quality issues could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs, additional contractual obligations to wireless carriers and warranty claims and litigation which could harm our business, results of operations and financial condition.

We have announced our new OS, Palm webOS, which will be available on the Palm Pre and future smartphones. We have not had the opportunity to work with or refine Palm webOS for a substantial period of time or to subject it to commercial testing. Given the nature of software, particularly software as complex as Palm webOS, we cannot be certain that Palm webOS will be free of significant software defects or bugs. Early detection of such defects or bugs by us could delay the launches of the Palm Pre and future Palm smartphone products, and detection of defects or bugs after such products have been launched could result in the rejection of our products, damage claims, litigation and recalls, jeopardize our relationship with wireless carriers and adversely affect our business, results of operations and financial condition.

If we are unable to compete effectively with existing or new competitors, we could experience price reductions, reduced demand for our products and services, reduced margins and loss of market share, and our business, results of operations and financial condition would be adversely affected.

The markets for our products are highly competitive, and we expect increased competition in the future, particularly as companies from established industry segments, such as mobile handset, personal computer and consumer electronics, enter these markets or increasingly expand and market their competitive product offerings or both.

Some of our competitors or potential competitors possess capabilities developed over years of serving customers in their respective markets that might enable them to compete more effectively than we compete in certain segments. In addition, many of our competitors have significantly greater engineering, technical, manufacturing, sales, marketing and financial resources and capabilities than we have. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements, including introducing a greater number and variety of products than we can. They may also be in a better position financially or otherwise to acquire and integrate companies and technologies that enhance their competitive positions and limit our competitiveness. In addition, they may devote greater resources to the development, promotion and sale of their products than we do. They may have lower costs and be better able to withstand lower prices in order to gain market share at our expense. They may also be more diversified than we are and better able to leverage their other businesses, products and services to be able to accept lower returns in the smartphone market and gain market share. Finally, these competitors may bring with them customer loyalties, which may limit our ability to compete despite superior product offerings.

Our devices compete with a variety of mobile devices. Our principal competitors include: mobile handset and smartphone providers such as Apple, Asustek, High Tech Computer (or HTC), LG, Motorola, Nokia, Pantech, Personal Communications Devices (or PCD), Research in Motion (or RIM), Samsung and Sony-Ericsson; and computing device companies such as Acer, Hewlett-Packard and Mio Technology. In addition, our products compete for a share of disposable income and business spending on consumer electronic, telecommunications and computing products such as MP3 players, iPods, media/photo viewers, digital cameras, personal media players, digital storage devices, handheld gaming devices, GPS devices and other such devices.

Some of our competitors, such as Asustek and HTC, produce smartphones as wireless-carrier-branded devices in addition to their own branded devices. As technology advances, we also expect to compete with mobile phones without branded operating systems that synchronize with personal computers, as well as ultra-mobile personal computers and laptop computers with wide area network or data cards with VoIP, and WiFi phones with VoIP.

Some competitors sell or license server, desktop and/or laptop computing products, software and/or recurring services in addition to mobile products and may choose to market their mobile products at a discounted price or give them away for free with their other products or services, which could negatively affect our ability to compete.

A number of our competitors have longer and closer relationships with the senior management of business customers who decide which products and technologies will be deployed in their business. Many competitors have larger and more established sales forces calling on wireless carriers and business customers and therefore could contact a greater number of potential customers with more frequency. Consequently, these competitors could have a better competitive position than we have, which could result in wireless carriers and business customers deciding not to choose our products and services, which would adversely impact our revenues.

Successful new product introductions or enhancements by our competitors could cause intense price competition or make our products obsolete. To remain competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, reduced demand for our products and services, increased expenses, reduced margins and loss of market share. Failure to compete successfully against current or future competitors could harm our business, results of operations and financial condition.

We are highly dependent on wireless carriers for the success of our smartphone products.

The success of our business strategy and our smartphone products is highly dependent on our ability to establish new relationships and build on our existing relationships with domestic and international wireless carriers. Wireless carriers control which products to certify on their networks, offer to their customers and promote through price subsidies and marketing campaigns. We cannot assure you that we will be successful in establishing new relationships, or maintaining or advancing existing relationships, with wireless carriers or that these wireless carriers will act in a manner that will promote the success of our smartphone products. Additional factors that are largely within the control of wireless carriers, but which are important to the success of our smartphone products, include:

•	testing of our smartphone products on wireless carriers’ networks;

•	quality and coverage area of wireless voice and data services offered by the wireless carriers;

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the degree to which wireless carriers facilitate the introduction of and actively market, advertise, promote, distribute and resell our smartphone products and the size of the subscriber base to which these efforts are directed;

•	the degree to which wireless carriers accurately forecast demand for our products and order appropriate quantities to satisfy that demand;

•	the extent to which wireless carriers require specific hardware and software features on our smartphone products to be used on their networks;

•	timely build-out of advanced wireless carrier networks that enhance the user experience for data-centric services through higher speed and “always on” functionality;

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contractual terms and conditions imposed on us by wireless carriers that, in some circumstances, limit our ability to make similar products available through competitive wireless carriers in some market segments for certain periods;

•	wireless carriers’ pricing requirements and subsidy programs;

•	products, including our competitors’ products, carried by wireless carriers; and

•	pricing and other terms and conditions of voice and data rate plans that the wireless carriers offer for use with our smartphone products.

For example, flat data rate pricing plans offered by some wireless carriers may represent some risk to our relationship with such wireless carriers. While flat data pricing helps customer adoption of the data services offered by wireless carriers and therefore highlights the advantages of the data applications of our smartphone products, such plans may not allow our smartphones to contribute as much average revenue per user to wireless carriers as when they are priced by usage, and therefore reduces our differentiation from other, non-data devices in the view of the wireless carriers. In addition, if wireless carriers charge higher rates than consumers are willing to pay, the acceptance of our wireless solutions could be less than anticipated and our revenues and results of operations could be adversely affected.

Wireless carriers have substantial bargaining power as we enter into agreements with them. They may require contract terms that are difficult for us to satisfy and could result in higher costs to complete certification requirements and negatively impact our results of operations and financial condition. Moreover, we do not have agreements with some of the wireless carriers with whom we do business internationally and, in some cases, the agreements may be with third-party distributors and may not pass through rights to us or provide us with recourse or contact with the wireless carrier. The absence of agreements means that, with little or no notice, these wireless carriers could refuse to continue to purchase all or some of our products or change the terms under which they purchase our products. If these wireless carriers were to stop purchasing our products, we may be unable to replace the lost sales channel on a timely basis and our results of operations could be harmed.

In some cases, we may enter into exclusive relationships with wireless carriers to sell our products within a particular territory. In the case of the Palm Pre, Sprint will have exclusive distribution rights in the United States for a limited period of time. Although there are benefits from exclusive arrangements, such arrangements also limit our ability to make the products subject to the exclusivity period available through other wireless carriers during the exclusivity period, and may initially limit the sales of such products as a result.

Wireless carriers also significantly affect our ability to develop and launch products for use on their wireless networks. If we fail to address the needs of wireless carriers, identify new product and service opportunities or modify or improve our smartphone products in response to changes in technology, industry standards or wireless carrier requirements, our products could rapidly become less competitive or obsolete. If we fail to timely develop smartphone products that meet wireless carrier product planning cycles or fail to deliver sufficient quantities of products in a timely manner to wireless carriers, those wireless carriers may choose to emphasize similar products from our competitors and thereby reduce their focus on our products which would have a negative impact on our business, results of operations and financial condition.

Wireless carriers, who control most of the distribution and sale of and virtually all of the access for smartphone products, could commoditize smartphones, thereby reducing the average selling prices and margins for our smartphone products which would have a negative impact on our business, results of operations and financial condition. In addition, if wireless carriers move away from subsidizing the purchase of smartphone products, this could significantly reduce the potential sales or growth rate of sales of smartphone products. This could have an adverse impact on our business, revenues and results of operations.

We could be exposed to significant fluctuations in revenue for our smartphone products based on our strategic relationships with wireless carriers.

Because of their large sales channels, wireless carriers may purchase large quantities of our products prior to launch so that the products are widely available. Reorders of products may fluctuate quarter to quarter, depending on end-user demand and inventory levels required by the wireless carriers. As we develop new strategic relationships and launch new products with wireless carriers, our smartphone products-related revenue could be subject to significant fluctuation based on the timing of wireless carrier product launches, wireless carrier inventory requirements, marketing efforts and our ability to forecast and satisfy wireless carrier and end-user demand.

Our operating results have been declining in recent quarters and are generally subject to fluctuations, and if we fail to meet the expectations of our investors, our stock price may decrease significantly.

Our operating results are difficult to forecast. Our future operating results may continue to decline or fluctuate significantly and may not meet the expectations of our investors. If this occurs, the price of our stock will likely decline. Many factors may cause further decline or fluctuations in our operating results including, but not limited to, the following:

•	timely introduction and market acceptance of new products and services;

•	loss or failure of wireless carriers or other key sales channel partners;

•	quality issues with our products;

•	competition from other smartphones or other devices;

•	life cycles of our existing product lines;

•	the liquidity and resources that we have to support our business;

•	the effects of anticipated and actual introduction of new products and services on our existing product lines;

•	changes in consumer, business and wireless carrier preferences for our products and services;

•	failure to achieve product cost and operating expense targets;

•	changes in and competition for consumer and business spending;

•	failure by our third-party manufacturers or suppliers to meet our quantity and quality requirements for products or product components on time;

•	failure to add or replace third-party manufacturers or suppliers in a timely manner;

•	a diminished market presence and decline in sales outside of the United States;

•	seasonality of demand for some of our products;

•	changes in terms, pricing or promotional programs;

•	variations in product costs or the mix of products sold;

•	excess inventory or insufficient inventory to meet demand;

•	growth, decline, volatility and changing market conditions in the markets we serve;

•	litigation brought against us; and

•	changes in general economic conditions and specific market conditions.

Any of the foregoing factors could have an adverse effect on our business, results of operations and financial condition.

We are dependent on a concentrated number of significant customers and the loss or credit failure of any of those customers could have an adverse effect on our business, results of operations and financial condition.

Our three largest customers represented approximately 65% of our revenues during fiscal year 2008, approximately 56% during fiscal year 2007 and approximately 55% during fiscal year 2006. We determine our largest customers in terms of revenue to be those who represent 10% or more of our total revenues for the year. We expect this trend of revenue concentration with our largest customers, particularly with wireless carriers, to continue, and at times increase, primarily due to our launch of multiple smartphone products with Sprint. We expect in the near term to experience high levels of revenue concentration with Sprint. If any significant customer discontinues its relationship with us for any reason, or reduces or postpones current or expected purchases from us, it could have an adverse impact on our business, results of operations and financial condition. Our ability to find new or replace large customers is necessarily limited due to the limited number of wireless carriers in many territories, including the United States which is the country where we generate the majority of our revenue.

In addition, our largest customers in terms of outstanding customer accounts receivable balances accounted for approximately 61% of our accounts receivable at the end of fiscal year 2008 compared to approximately 63% at the end of fiscal year 2007 and approximately 66% at the end of fiscal year 2006. We determine our largest customers in terms of outstanding customer accounts to be those who have outstanding customer accounts receivable balances at the period end of 10% or more of our total net accounts receivables. We expect this trend of significant credit concentration with our largest customers, particularly with wireless carriers, to continue, concentrating our bad debt risks. We routinely monitor the financial condition of our customers and review the credit history of each new customer.

While we believe that our allowances for doubtful accounts adequately reflect the credit risk of our customers, as well as historical trends and other economic factors, we cannot assure you that such allowances will be accurate or sufficient. If any of our significant customers defaults on its account, or if we experience significant credit expense for any reason, it could have an adverse impact on our business, results of operations and financial condition.

If our products do not meet wireless carrier and governmental or regulatory certification or other requirements, we will not be able to compete effectively and our ability to generate revenues will suffer.

We are required to certify our products with governmental and regulatory agencies and with the wireless carriers for use on their networks and to meet other requirements. These processes can be time consuming, could delay the offering of our smartphone products on wireless carrier networks and could affect our ability to timely deliver products to customers. For example, the Treo Pro was shipped to Sprint in the United States later than expected due to delays in certifying the Treo Pro on Sprint’s network. Wireless carriers may choose to offer or consumers may choose to buy similar products from our competitors and thereby reduce their purchases of our products, which would have a negative impact on our smartphone products sales volumes, our revenues and our cost of revenues.

If we do not accurately forecast demand for our products, we could have costly excess production or inventories or we may not be able to secure sufficient or cost-effective quantities of our products or production materials and our revenues, gross profit and financial condition could be adversely impacted.

The demand for our products depends on many factors, including pricing and channel inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and business preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key sales channel partners. It is particularly difficult to forecast demand by individual product. Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories, liabilities for failure to achieve minimum purchase commitments or the inability to secure sufficient, cost-effective quantities of our products or production materials. This could adversely impact our revenues, gross profit and financial condition. For example, in the second quarter of fiscal year 2009, we experienced a decrease in forecasted product sales. As a result, we incurred a net charge to cost of revenues of approximately $13.1 million for purchase commitments with third-party manufacturers in excess of anticipated demand.

We rely on third parties, some of which are our competitors, to design, manufacture, distribute, warehouse and support our products, and our reputation, revenues and results of operations could be adversely affected if these third parties fail to meet their performance obligations.

We outsource most of our hardware design and certain software development to third-party manufacturers, some of whom compete with us and some of whom have significant relationships with our competitors. We depend on their design expertise, and we rely on them to design our products at satisfactory quality levels. If our third-party manufacturers fail to provide quality hardware design or software development, our reputation and revenues could suffer. These third-party designers and manufacturers have access to our intellectual property which increases the risk of infringement or misappropriation of such intellectual property. In addition, these third parties may claim ownership rights in certain of the intellectual property developed for our products, which may limit our ability to have these products manufactured by others.

We outsource all of our manufacturing requirements to third-party manufacturers at their international facilities, which are located primarily in China, Taiwan and Brazil. In general our products are manufactured by sole source providers, and the Palm Pre will be manufactured by a new sole source provider with whom we are in the process of finalizing our arrangements. We depend on these third parties to produce a sufficient volume of our products in a timely fashion and at satisfactory quality levels. In addition, we generally rely on our third-party manufacturers to place orders with suppliers for the components they need to manufacture our products and to track appropriately the shipment and inventory of those components with our orders. If they fail to place timely and sufficient orders with suppliers and appropriately maintain component inventories or are unable to timely and cost-effectively change their orders based on our changing forecasts of demand, our revenues and cost of revenues could suffer. Significant unanticipated fluctuations in demand of our products could result in costly excess production of inventories or additional non-cancellable purchase commitments. Our reliance on third-party manufacturers in foreign countries exposes us to risks that are not in our control, including outbreaks of disease (such as an outbreak of bird flu), economic slowdowns, labor disruptions, trade restrictions, political conflicts and other events that could result in quarantines, shutdowns or closures of our third-party manufacturers or their suppliers. The cost, quality and availability of third-party manufacturing operations are essential to the successful production and sale of our products. If our third-party manufacturers fail to produce quality products on time and in sufficient quantities, our reputation, business and results of operations could suffer.

These manufacturers could refuse to continue to manufacture all or some of the units of our devices that we require or change the terms under which they manufacture our devices. If these manufacturers were to stop manufacturing our devices, we may be unable to replace the lost manufacturing capacity on a timely basis and our results of operations could be harmed. If these manufacturers were to change the terms under which they manufacture for us, our manufacturing costs and cost of revenues could increase. While we may have contractual remedies under manufacturing agreements, our business and reputation could be harmed. Furthermore, these contractual remedies may be difficult to enforce against manufacturers located outside of the United States. In addition, our contractual relationships are principally with the manufacturers of our products, and not with component suppliers. In the absence of a contract with the manufacturer that requires it to obtain and pass through warranty and indemnity rights with respect to component suppliers, we may not have recourse to any third party in the event of a component failure.

We may choose from time to time to transition to or add new third-party manufacturers. If we transition the manufacturing of any product to a new manufacturer, there is a risk of disruption in manufacturing and our revenues and results of operations could be adversely impacted. The learning curve and implementation associated with adding a new third-party manufacturer may adversely impact our revenues and results of operations.

We rely on third-party distribution and warehouse services providers to warehouse and distribute our products. Our contract warehouse facilities are physically separated from our contract manufacturing locations. This requires additional lead-time to deliver products to customers. If we are shipping products near the end of a fiscal quarter, this extra time could result in us not meeting anticipated shipment volumes for that quarter, which may negatively impact our revenues for that fiscal quarter. Any disruption of distribution facility services could have a negative impact on our revenues and results of operations.

As a result of economic conditions or other factors, our distribution and warehouse services providers may close or move their facilities with little notice to us, which could cause disruption in our ability to deliver products. With little or no notice, these distribution and warehouse services providers could refuse to continue to provide distribution and warehouse services for all or some of our devices, fail to provide the quality of services and security that we require or change the terms under which they provide such services. Any disruption of distribution and warehouse services could have a negative impact on our revenues and results of operations.

Changes in transportation schedules or the timing of deliveries due to shipping problems, wireless carrier financial difficulties, inaccurate forecasts of demand, acts of nature or other business interruptions could cause transportation delays and increase our costs for both receipt of inventory and shipment of products to our customers. If these types of disruptions occur, our reputation and results of operations could be adversely impacted.

We outsource most of the warranty support, product repair and technical support for our products to third-party providers, which are located around the world. We depend on their expertise, and we rely on them to provide satisfactory levels of service. If our third-party providers fail to provide consistent quality service in a timely manner and sustain customer satisfaction, our reputation and results of operations could suffer.

We depend on our suppliers, some of which are the sole source and some of which are our competitors, for certain components, software applications and elements of our technology, and our production or reputation could be harmed if these suppliers were unable or unwilling to meet our demand or technical requirements on a timely and/or a cost-effective basis.

Our products contain software and hardware, including liquid crystal displays, touch panels, memory chips, microprocessors, cameras, radios and batteries, which are procured from a variety of suppliers, including some who are our competitors. The cost, quality and availability of software and hardware are essential to the timely and successful development, production and sale of our device products. For example, components such as radio technologies and software such as email applications are critical to the functionality of our smartphones. Some components, such as liquid crystal displays and related integrated circuits, digital signal processors, microprocessors, radio frequency components and other discrete components, come from sole source suppliers. Alternative sources are not always readily available or may be prohibitively expensive. In addition, even when we have multiple qualified suppliers, we may compete with other purchasers for allocation of scarce components. Some components come from companies with whom we compete and some of our suppliers have significant relationships with our competitors. If suppliers are unable or unwilling to meet our demand for components and if we are unable to obtain alternative sources or if the price for alternative sources is prohibitive, our ability to maintain timely and cost-effective production of our products will be harmed. Shortages may affect the timing and volume of production for some of our products as well as increase our costs due to premium prices paid for those components and longer-term commitments to ensure availability of those components. Some of our suppliers may be capacity-constrained due to high industry demand for some components and relatively long lead times to expand capacity.

Our product strategy is substantially dependent on the operating systems that we include in our devices and those operating systems face significant competition and may not be preferred by our wireless carrier partners or end users.

We provide a choice of operating systems for our smartphones to provide a differentiated experience for our users. Our smartphones currently feature either the Palm OS or Windows Mobile OS. We have announced that we expect to launch the Palm Pre, our initial Palm webOS product, in the first half of calendar year 2009. We expect to use our Palm webOS in other future smartphones.

Our licenses to the Palm OS and Windows Mobile OS are subject to the terms of the agreements we have with ACCESS Systems Americas and Microsoft, respectively. Our business could be harmed if we were to breach the license agreements and cause our licensors to terminate our licenses. Furthermore, although ACCESS Systems and Microsoft offer some level of indemnification for damages arising from lawsuits involving their respective operating systems and from damages relating to intellectual property infringement caused by such operating systems, we could still be adversely affected by a determination adverse to our licensors, product changes that may be advisable or required due to such lawsuits or the failure of our licensors to indemnify us adequately.

There is significant competition from makers of smartphones that differentiate their products in part through alternative OS software. A number of competitors offer alternative Windows Mobile OS products. Google is heading a group that has introduced the Android OS for which our competitors are developing products. The LiMo Foundation is another consortium that is developing a Linux-based mobile operating system. Other competitors have or are developing proprietary operating systems, including Apple’s OS X, Nokia’s Symbian OS, RIM’s OS and various Linux-based operating systems. Still other competitors, such as Samsung and LG, are developing products that have a combination of keyboards, touchscreens and advanced media functionality that compete with smartphones like ours and that use proprietary and other alternative operating systems. These and other competitors could devote greater resources to the development and promotion of alternative operating systems and to the support of the third-party developer community, which could attract the attention of influential user segments and our existing and potential customers and end users. Moreover, some of our largest customers, including Verizon Wireless (a venture of Verizon Communications and Vodafone Group) and AT&T, have joined the consortiums developing or indicated their support for rival operating systems, including the LiMo Foundation and Android, respectively. Wireless carriers may demonstrate a preference for rival operating systems, thereby giving preference to our competitor’s products and making acceptance of our products more difficult among our key wireless carrier partners. In addition, this could require us to raise the performance and differentiation standards for the operating systems that we offer in order to remain competitive.

We cannot assure you that the operating systems we develop or license or our efforts to innovate using those operating systems will continue to draw the customer interest necessary to provide us with a level of competitive differentiation. If the use of the Palm OS, the Windows Mobile OS, Palm webOS or proprietary operating systems incorporating open technologies in our current or future products does not continue to be competitive, our revenues and our results of operations could be adversely affected.

If we are unable to obtain key technologies from third parties on a timely basis and free from errors or defects, we may have to delay or cancel the release of certain products or features in our products or incur increased costs.

We license third-party software for use in our products, including the Palm OS and Windows Mobile OS. Our ability to release and sell our products, as well as our reputation, could be harmed if the third-party technologies are not delivered to us in a timely manner, on acceptable business terms or contain errors or defects that are not discovered and fixed prior to release of our products and we are unable to obtain alternative technologies on a timely and cost effective basis to use in our products. As a result, our product shipments could be delayed, our offering of features could be reduced or we may need to divert our development resources from other business objectives, any of which could adversely affect our reputation, business and results of operations.

An injunction issued by the United States District Court, Central District, California, banning importation of certain chips, chipsets and software of Qualcomm Incorporated or other litigation between Qualcomm and Broadcom Corporation could hinder our ability to provide certain models of our smartphone products to our customers and to compete effectively, and could adversely affect our customer relationships, revenues, results of operations and financial condition.

Qualcomm and Broadcom are engaged in litigation in at least two United States District Courts regarding Qualcomm’s chipsets and software used in wireless handsets and related support services. In one action, Qualcomm was immediately enjoined from providing certain chipsets to customers and ordered not to provide other chipsets and/or related support services after January 31, 2009. Upon Qualcomm’s appeal the Federal Circuit Court of Appeal issued a ruling that, in relevant part, affirmed the injunction with respect to certain Qualcomm chipsets, including, but not limited to, those we currently use in our Centro CDMA EvDO smartphones. On September 23, 2008 the District Court clarified the injunction ruling, finding that products containing the infringing chipsets had to be imported into the United States before January 31, 2009. Accordingly, Qualcomm required Palm to import any affected CDMA EvDO Centro products and service components by that date, except for those intended for Verizon, a Broadcom licensee. The effect of such ban may have an adverse effect on Palm’s sales volumes, revenues and costs of revenues. In addition, there is no assurance the products imported by January 31, 2009 will be sold through or that Palm will have sufficient service stock to support customers going forward should service requests exceed that currently anticipated.

For Palm products affected by the injunction ruling other than our Centro CDMA EvDO smartphones, Qualcomm has provided alternative chipsets containing workarounds to avoid infringement of Broadcom’s patents but there is no assurance that, if challenged, the chipsets containing the workarounds will be found to be noninfringing. Implementing the substitute chipsets can also be time consuming, can delay the offering of our smartphone products on carrier networks and also affect our ability to deliver products to customers in a timely manner. As a result, carriers may choose to offer, or consumers may choose to buy, unaffected products from our competitors and thereby reduce their purchases of our products, causing a negative impact on our smartphone products sales volumes, revenues and cost of revenues.

The occurrence or perception of a breach of our security measures or privacy policies, or an inappropriate disclosure of confidential or personal information, could harm our business.

Our Palm webOS and related service offerings rely on the transmission of business-critical, proprietary and confidential information for customers and provide Palm with access to confidential or personal information and data. If the security measures that we or our business partners have implemented are breached or if there is an inappropriate disclosure of confidential or personal information or data, including as a result of a security breach relating to hardware or software, we could be exposed to litigation or regulatory action, possible liability and statutory sanctions. Even if we were not held liable, a security breach or inappropriate disclosure of confidential or personal information and/or data could harm our reputation, and even the perception of security vulnerabilities in our products could lead some customers to reduce or delay future purchases or to purchase competitive products or services. In addition, we may be required to invest additional resources to protect Palm against damages caused by these actual or perceived disruptions or security breaches in the future.

The collection, storage, transmission, use and distribution of user data and personal information could give rise to liabilities or additional costs of operation as a result of laws, governmental regulations and carrier and other customer requirements or differing views of personal privacy rights.

We will transmit and store a large volume of personal information in the course of supporting the Palm webOS products and related service offerings. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world. Government actions are typically intended to protect the privacy and security of personal information and its collection, storage, transmission in or from the governing jurisdiction, use and distribution.

We could be adversely affected if domestic or international legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business. If we are required to allocate significant resources to modify our Palm webOS service offerings to enable enhanced access to the personal information that we transmit and store, our results of operation and financial condition may be adversely affected.

In addition, because various foreign jurisdictions have different laws and regulations concerning the storage and transmission of personal information, we may face requirements that pose compliance challenges in new international markets that we seek to enter. Such variation could subject us to costs, liabilities or negative publicity that could impair our ability to expand our operations into some countries and therefore limit our future growth.

Our carrier or other customers may impose different or additional requirements for the collection, processing, and transmittal of user data or personal information in connection with the Palm webOS product and service offerings. If we are required to allocate significant resources to modify our Palm webOS product and service offerings to meet such requirements, we may incur additional costs of operation to meet such requirements and our time to market with various product and service offerings may be adversely affected.

As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities related to the privacy of personal information. These and other privacy concerns, including security breaches, could adversely impact our business, results of operations and financial condition.

If our Palm webOS service offerings does not scale as anticipated, or we are unable to grow data center capacity as needed, our business will be harmed.

Despite frequent testing of the scalability of our Palm webOS service offerings in a test environment, the ability of our Palm webOS service offerings to scale to support a substantial increase in the number of users in an actual commercial environment is unproven. If our Palm webOS service offerings do not efficiently and effectively scale to support and manage a substantial increase in the number of users while maintaining a high level of performance, our business will be seriously harmed. In addition if we are unable to secure data center space with appropriate power, cooling and bandwidth capacity, we may not be able to efficiently and effectively scale our business to manage the addition of any new wireless carrier customers, increases in subscriber growth or increases in data traffic.

The Palm webOS service offerings represents a new service to consumers that we have not provided before. We cannot assure you that we will be able to implement these new services and products successfully, in a timely manner, or at all. If we are unable to deliver this new service or product effectively, or in a way that satisfies our customers and end users, our business and results of operation may suffer. Even if we are able to deliver this new service or product effectively, its delivery may require more resources, both financial and otherwise, than originally anticipated, which could restrict our ability to develop new products and services and/or grow or maintain our business.

As a result of the credit agreement we entered into, we have a significant amount of debt. We may not be able to generate sufficient cash to service or repay all of our indebtedness, including the term loan, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful. Our substantial indebtedness could adversely affect our business, results of operations and financial condition.

In October 2007, we entered into a credit agreement with JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., or the Credit Agreement, which governs a senior secured term loan in the aggregate principal amount of $400.0 million, or the Term Loan, and a credit facility in the aggregate principal amount of $30.0 million, or the Revolver. As a result of this Credit Agreement, we have significant indebtedness and substantial debt service requirements. Our ability to meet our payment and other obligations under our indebtedness depends on our ability to generate significant cash flows in the future. Our ability to generate cash is subject to our future operating performance and the demand for, and price levels of, our current and future products and services. However, our ability to generate cash is also subject to prevailing economic and competitive conditions and to general economic, financial, competitive, regulatory and other factors beyond our control. There is no assurance that our business will generate cash flows from operations. Given the uncertainty in the credit market, we may not be able to borrow under or otherwise utilize the Revolver if the lenders refuse or fail to satisfy their commitments under the Revolver. In addition, our Credit Agreement obligates us to meet certain conditions precedent before borrowings under the Revolver or issuances of letters of credit under the Credit Agreement are made and we may not be able to meet those conditions on the date of any requested borrowing or letter of credit issuance. Therefore, we cannot assure you that future borrowings will be available to us under the Revolver or any new credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under our indebtedness and to fund other liquidity needs, including operations. If our cash flows and capital resources are insufficient to fund our debt service or repayment obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital, restructure or refinance all or a portion of our indebtedness, including the Term Loan, or incur additional debt. There is no assurance that we would be able to take any of these actions on commercially reasonable terms or at all. There is also no assurance that these actions would be successful and permit us to meet our scheduled debt service or repayment obligations or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of such cash flow and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to realize and obtain proceeds from them adequate to meet our debt service and other obligations. The Credit Agreement governing the Term Loan and Revolver restricts our ability to dispose of assets and use the proceeds from the disposition.

If we cannot make scheduled payments on our debt, or if we otherwise breach the Credit Agreement or related agreements, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	our debt holders could exercise their rights and remedies against the collateral securing their debt;

•	we may trigger cross-acceleration and cross-default provisions under other agreements; and

•	we could be forced into bankruptcy or liquidation.

Although covenants contained in the Credit Agreement governing the Term Loan and the Revolver will limit our ability and the ability of certain of our present and future subsidiaries to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition, the Credit Agreement will not prevent certain of our subsidiaries from incurring indebtedness. To the extent that we or our subsidiaries incur additional indebtedness, the related risks that we now face could intensify.

Our indebtedness may limit our ability to adjust to changing market conditions, place us at a competitive disadvantage compared to our competitors and adversely affect our business, results of operations and financial condition.

Restrictive covenants may adversely affect our operations.

The Credit Agreement governing the Term Loan and the Revolver contains covenants that may adversely affect our ability to, among other things, finance future operations or capital needs or engage in other business activities. Further, the Credit Agreement contains negative covenants limiting our ability and the ability of our subsidiaries, among other things, to incur debt, grant liens, make acquisitions, make certain restricted payments, make investments, sell assets and enter into sale and lease back transactions. Any additional debt we may incur in the future may subject us to further covenants. As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to finance future operations or capital needs or engage in other business activities.

Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

Our ability to comply with covenants contained in the Credit Agreement governing the Term Loan and Revolver and any agreements governing other indebtedness may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our failure to comply with the covenants contained in any of the debt agreements described above, for any reason, in addition to other specified events, could result in a default under such debt agreements. In addition, if any such default is not cured or waived, the default could result in an acceleration of debt under the Credit Agreement and our other debt instruments that contain cross-acceleration or cross-default provisions, which could require us to repay or repurchase debt, together with accrued interest, prior to the date it otherwise is due and that could adversely affect our financial condition. Upon a default or cross-default, the collateral agent, at the direction of the lenders under the Credit Agreement could proceed against the collateral, which includes substantially all of our assets.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Under our Credit Agreement, our Term Loan and Revolver bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the principal amount of such indebtedness remained the same. Interest on the Term Loan is based on LIBOR or the Alternate Base Rate (higher of Prime Rate or Federal Funds Effective Rate plus 0.50%). An increase in the interest rate payable on the Term Loan could have an adverse effect on our results of operations, financial condition and cash flows, and our ability to make payments on the Term Loan, particularly if the increase is substantial.

Third parties have claimed, and may claim in the future, that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products regardless of whether these claims are successful.

In the course of our business, we frequently receive offers to license or claims of infringement of patents held by other parties. For example, as our focus has shifted to smartphone products, we have received, and expect to continue to receive communications from holders of patents related to mobile communication standards and other industry standards. We evaluate the validity and applicability of these patents and determine in each case whether we must negotiate licenses to incorporate or use implicated technologies in our products. Third parties may claim that our customers or we are directly or indirectly infringing on their intellectual property rights, and we may be found to directly or indirectly infringe on those intellectual property rights and may be required to pay significant damages and obligated either to refrain from the further sale of our products or to license the right to sell our products on an ongoing basis. Several lawsuits are currently pending against us involving such claims. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services. We may not have direct contractual relationships with some of the component, software and applications providers for our products, and as a result, we may not have indemnification, warranties or other protection with respect to such components, software or applications. Furthermore, intellectual property claims against us or our suppliers may cause us or our customers to delay the introduction of or to stop using our devices or applications for our devices and, as a result, our revenue, business and results of operations may be adversely affected.

Any litigation regarding patents or other intellectual property could be costly and time consuming and could divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of litigation generally increase the risks associated with intellectual property litigation. Moreover, patent litigation has increased due to the increased numbers of cases asserted by intellectual property licensing entities as well as increasing competition and overlap of product functionality in our markets. Intellectual property licensing entities generally do not generate products or services. As a result, we cannot deter their infringement claims based on counterclaims that they infringe patents in our portfolio or by entering cross-licensing arrangements. Claims of intellectual property infringement may also require us to enter into costly royalty or license agreements or to indemnify our customers, licensees, original design manufacturers, or ODMs, and other third parties with whom we have relationships. However, we may not be able to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or injunctions against the development and sale of our products. These risks associated with patent litigation are exacerbated by the lack of a clear and consistent legal standard for assessing damages in such litigation.

Subscription accounting guidance applicable to our future Palm webOS products, including the Palm Pre, will result in a significant deferral of associated revenues and cost of revenues.

As required by generally accepted accounting principles in the United States, we will account for the Palm webOS products using a subscription accounting model since we expect to periodically provide new software features free of charge to customers of our Palm webOS products. We will continue to account for our existing products and services in accordance with our current practices. Subscription accounting spreads the impact of the product’s contribution to our overall revenues and cost of revenues over the estimated economic life of the product, which is currently estimated at 24 months. As a result, only a small portion of the revenues and cost of revenues associated with these products will be recognized at the time of shipment and most of the revenues and cost of revenues associated with these products in a given quarter will result from the recognition of deferred revenues and deferred cost of revenues relating to these products sold during previous quarters.

To the extent our product mix shifts toward a higher concentration of Palm webOS products, a larger portion of our revenues and cost of revenues will be deferred. Comparisons of these Palm webOS revenues and margins with those associated with our historical non-Palm webOS products or with the revenues of competitors that are not subject to subscription accounting may be unfavorable, could be misunderstood by investors and may adversely affect our stock price if investors believe we are not achieving certain financial performance targets. Our Palm webOS product revenues, gross profit and results of operations may continue to be lower than or difficult to compare to our competitors who do not use a subscription accounting model. A decline in sales of these products in any one quarter will not necessarily be fully reflected in the revenue in that quarter but will negatively affect our revenue in future quarters. In addition, we may be unable to timely adjust our cost structure to reflect the changes in revenues. Accordingly, the effect of significant downturns in sales and market acceptance of our products may not be fully reflected in our results of operations until future periods. Subscription accounting will also make it difficult for us to rapidly increase our revenue through additional sales of our Palm webOS products in any period, as revenue must be recognized over the applicable subscription term.

Our Palm webOS software platform incorporates open source software.

We incorporate open source software into our Palm webOS software platform and related applications and services, including certain open source code which is governed by the GNU General Public License (GPL), GNU Lesser General Public License (LGPL) and other open source licenses. There is very little case law interpreting the terms and conditions of many of these licenses, and there is a risk that these licenses could be construed in a manner that might impose unanticipated conditions or restrictions on our ability to commercialize our products as we intend. In such event, we could be required to seek licenses from third parties in order to continue offering our products, make certain portions of our proprietary code generally available in source code form (for example, proprietary code that links to certain open source code), re-engineer our products, discontinue the sale of our products if re-engineering cannot be accomplished on a cost-effective and timely basis, or become subject to other consequences, any of which could adversely affect our business, operating results and financial condition.

We are subject to general commercial litigation and other litigation claims as part of our operations, and we could suffer significant litigation expenses in defending these claims and could be subject to significant damage awards or other remedies.

In the course of our business, we receive consumer protection claims, general commercial claims related to the conduct of our business and the performance of our products and services, employment claims and other litigation claims. Litigation resulting from these claims could be costly and time-consuming and could divert the attention of management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of consumer, commercial, employment and other litigation increase these risks. We also may be subject to significant damages or equitable remedies regarding the development and sale of our products and operation of our business.

Our success largely depends on our ability to hire, retain, integrate and motivate sufficient numbers of qualified personnel, including senior management. Our strategy and our ability to innovate, design and produce new products, sell products, maintain operating margins and control expenses depend on key personnel that may be difficult to replace.

Our success depends on our ability to attract and retain highly skilled personnel, including senior management and international personnel. Our executive chairman, Jonathan Rubinstein, is particularly important to our ability to succeed. From time to time, we experience turnover in some of our senior management positions. We compensate our employees through a combination of salary, bonuses, benefits and equity compensation. Recruiting and retaining skilled personnel, including software and hardware engineers, is highly competitive, particularly in the San Francisco Bay Area where we are headquartered. If we fail to provide competitive compensation to our employees, it will be difficult to retain, hire and integrate qualified employees and contractors and we may not be able to maintain and expand our business. If we do not retain our senior managers or other key employees for any reason, we risk losing institutional knowledge and experience, expertise and other benefits of continuity and the ability to attract and retain other key employees. In addition, we must carefully balance the growth of our employee base with our current infrastructure, management resources and anticipated revenue growth. If we are unable to manage the growth of our employee base, particularly software and hardware engineers, we may fail to develop and introduce new products successfully and in a cost effective and timely manner. If our revenue growth or employee levels vary significantly, our results of operations and financial condition could be adversely affected. Volatility or lack of positive performance in our stock price may also affect our ability to retain key employees, many of whom have been granted stock options, other equity incentives or both. Palm’s practice has been to provide equity incentives to its employees through the use of stock options and other equity vehicles, but the number of shares available for new options and other forms of securities grants is limited. We may find it difficult to provide competitive stock option grants or other equity incentives and our ability to hire, retain and motivate key personnel may suffer.

Recently and in past years, we have initiated reductions in our workforce of both employees and contractors to align our employee base with our anticipated revenue base or areas of focus and we have seen some turnover in our workforce. These reductions have resulted in reallocations of duties, which could result in employee and contractor uncertainty. Reductions in our workforce could make it difficult to attract, motivate and retain employees and contractors, which could affect our ability to deliver our products in a timely fashion and adversely affect our business.

We rely on third parties to sell and distribute our products, and we rely on their information to manage our business. Disruption of our relationship with these channel partners, changes in their business practices, their failure to provide timely and accurate information or conflicts among our channels of distribution could adversely affect our business, results of operations and financial condition.

The wireless carriers, distributors, retailers and resellers who sell and distribute our products also sell products offered by our competitors. If our competitors offer our sales channel partners more favorable terms or have more products available to meet their needs or utilize the leverage of broader product lines sold through the channel, those wireless carriers, distributors, retailers and resellers may de-emphasize or decline to carry our products. In addition, certain of our sales channel partners could decide to de-emphasize the product categories that we offer in exchange for other product categories that they believe provide higher returns. If we are unable to maintain successful relationships with these sales channel partners or to expand our distribution channels, our business will suffer.

Because we sell our products primarily to wireless carriers, distributors, retailers and resellers, we are subject to many risks, including risks related to product returns, either through the exercise of contractual return rights or as a result of our strategic interest in assisting them in balancing inventories. In addition, these sales channel partners could modify their business practices, such as inventory levels, or seek to modify their contractual terms, such as return rights or payment terms. Unexpected changes in product return requests, inventory levels, payment terms or other practices by these sales channel partners could negatively impact our business, results of operations and financial condition.

We rely on wireless carriers, distributors, retailers and resellers to provide us with timely and accurate information about their inventory levels as well as sell-through of products purchased from us. We use this information as one of the factors in our forecasting process to plan future production and sales levels, which in turn influences our financial forecasts. We also use this information as a factor in determining the levels of some of our financial reserves. If we do not receive this information on a timely and accurate basis, our results of operations and financial condition may be adversely impacted.

Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end users, and there is also competition among Internet-based resellers. We also sell our products to end users from our Palm.com website. These varied sales channels could cause conflict among our channels of distribution, which could harm our business, revenues and results of operations.

We rely on third parties to manage and operate our e-commerce web store and related telesales call center and disruption to these sales channels could adversely affect our revenues and results of operations.

We outsource the operations of our e-commerce web store and related telesales call centers to third parties. We depend on their expertise and rely on them to provide satisfactory levels of service. If these third-party providers fail to provide consistent quality service in a timely manner and sustain customer satisfaction, our operations and revenues could suffer. If these third-parties were to stop providing these services, we may be unable to replace them on a timely basis and our results of operations could be harmed. In addition, if these third parties were to change the terms and conditions under which they provide these services, our selling costs could increase.

We use third parties to provide significant operational and administrative services, and our ability to satisfy our customers and operate our business could suffer if the level of services is interrupted or does not meet our requirements.

We use third parties, some of which are our competitors, to provide services such as data center operations, desktop computer support, facilities services and certain accounting services. Should any of these third parties fail to deliver an adequate level of service on a timely basis, our business could suffer. Some of our operations rely on electronic data systems interfaces with third parties or on the Internet to communicate information. Interruptions in the availability and functionality of systems interfaces or the Internet could adversely impact the operations of these systems and consequently our results of operations.

The market for our products is volatile, and changing market conditions, or failure to adjust to changing market conditions, may adversely affect our revenues, results of operations and financial condition, particularly given our size, limited resources and lack of diversification.

Our future revenues and our results of operations depend substantially on the commercial success of our smartphones, including our Palm Pre and other products that are under development. If revenues from our smartphones fail to meet expectations, our other revenue sources will likely not be able to compensate for this shortfall and our results of operations may suffer. For our fiscal quarter ended November 30, 2008, revenues from sales of smartphones and related products constituted more than 85% of our consolidated revenues. The downturn in general economic conditions and the substantial decline in the stock market have led to reduced demand for a variety of goods and services, including many technology products. Recessionary economic conditions have created a challenging environment in the smartphone market including declining average selling prices and increased competition. If we are unable to adequately respond to changes in demand for our products, our revenues and results of operations could be adversely affected. In addition, as our products and product categories mature and face greater competition, and if these recessionary economic conditions continue to decline, or fail to improve, we could see a further decrease in the overall demand for our products or we may experience pressure on our product pricing to preserve demand for our products, which would adversely affect our margins, results of operations and financial condition.

This reliance on the success of and trends in our industry is compounded by the size of our organization, our focus on smartphones and related products and services and the limited numbers of smartphones we currently have available. These factors also make us more dependent on investments of our limited resources. For example, we face many resource allocation decisions, such as: where to focus our research and development, geographic sales and marketing and partnering efforts; which aspects of our business to outsource; which operating systems and email solutions to support; and how to balance among our products. Given the size and undiversified nature of our organization, any error in investment strategy could harm our business, results of operations and financial condition.

We are subject to increasingly stringent laws, standards and other regulatory requirements, and the costs of compliance or failure to comply may adversely impact our business, results of operations and financial condition.

We must comply with a variety of laws, standards and other requirements governing, among other things, health and safety, hazardous materials usage, packaging and environmental matters and our products must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions where they are manufactured and sold. Many of our products must meet standards governing, among other things, interference with other electronic equipment and human exposure to electromagnetic radiation. Failure to comply with such requirements can subject us to liability, additional costs and reputational harm and in severe cases prevent us from selling our products in certain jurisdictions. For example, we are subject to laws and regulations that restrict the use of lead and other hazardous substances and require us as producers of electrical and electronic equipment to assume responsibility for collecting, treating, recycling and disposing of our products when they have reached the end of their useful life. Failure to comply with these and other applicable environmental requirements can result in fines, civil or criminal sanctions and third-party claims. If products we sell in Europe are found to contain more than the permitted percentage of lead or other restricted substances, it is possible that we could be forced to recall the products, which could result in gaps in supply, substantial replacement costs, contract damage claims from customers, and reputational harm. We are now and expect in the future to become subject to additional laws, standards and other regulatory requirements in the United States, China, Europe and other parts of the world.

As a result of these varying and developing requirements throughout the world, we are now facing increasingly complex procurement and design challenges, which, among other things, require us to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and re-designing our products so that they comply with these and the many other requirements applicable to them. We cannot assure you that our costs of complying with and our liabilities arising from current and future health and safety, environmental and other laws, standards and regulatory requirements will not adversely affect our business, results of operations or financial condition.

Allegations of health risks associated with electromagnetic fields and wireless communications devices, and the lawsuits and publicity relating to them, regardless of merit, could adversely impact our business, results of operations and financial condition.

There has been public speculation about possible health risks to individuals from exposure to electromagnetic fields from base stations and to radio signals from the use of mobile devices. Government agencies, international health organizations and other scientific bodies are currently conducting research into these issues. In addition, other mobile device companies have been named in individual plaintiff and class action lawsuits alleging that radio emissions from mobile phones have caused or contributed to brain tumors and that the use of mobile phones poses a health risk. While there has been significant scientific research by various independent research bodies that has indicated that exposure to electromagnetic fields or to radio signals, at levels within the limits prescribed by public health authority standards and recommendations, present no adverse effect to human health, we cannot assure you that other studies will not suggest or identify a link between electromagnetic fields or radio signals and adverse health effects or that we will not be the subject of future lawsuits relating to this issue. Adverse factual developments or lawsuits against us, or even the perceived risk of adverse health effects from smartphones or other handheld devices, could adversely impact sales, subject us to costly litigation, or harm our reputation, business, results of operations and financial condition.

If third parties infringe our intellectual property or if we are unable to secure and protect our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology and other intellectual property rights. We have a significant investment in the rights to the Palm brand and related trademarks and will continue to invest in that brand and in our patent portfolio.

We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. Our intellectual property, particularly our patents, may not provide us a significant competitive advantage. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

Our pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including patent or trademark applications or registrations. Even if our patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to us or may be held invalid and unenforceable against third parties.

We may be required to spend significant resources to monitor and police our intellectual property rights. Effective policing of the unauthorized use of our products or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert attention of our management from operating our business and harm our reputation among developer communities. Despite our efforts, we may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable, unenforceable or limited in some foreign countries, which could make it easier for competitors to capture market share.

In the past, there have been leaks of proprietary information associated with our intellectual property. We have implemented a security plan to reduce the risk of future leaks of proprietary information; however, we cannot assure you that the security plan will be able to prevent the risk of all leaks of proprietary information. In addition, we may not be successful in preventing those who have obtained our proprietary information through past leaks from using our technology to produce competing products or in preventing future leaks of proprietary information.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and we cannot assure you that we will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third-party copying or use. The unauthorized use of our technology or of our proprietary information by competitors could have an adverse effect on our ability to sell our products.

We do business in countries whose laws may not provide protection of our intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for us to protect our intellectual property.

We have customers and relationships with suppliers and ODMs in many countries around the world. However, many of these countries do not address to the same extent as the United States misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. As a result, we may not be able to effectively prevent competitors in these regions from infringing our intellectual property rights, which would reduce our competitive advantage and ability to compete in those regions and negatively impact our business.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because we sell our products worldwide and most of the facilities where our devices are manufactured, distributed and supported are located outside the United States, our business is subject to risks associated with doing business internationally, such as:

•	injunctions against import by the International Trade Commission;

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	changes in international relations;

•	trade protection measures and import or export licensing requirements;

•	changes in or interpretation of tax laws;

•	compliance with a wide variety of laws and regulations which may have civil and/or criminal consequences for us and our officers and directors who we indemnify;

•	difficulty in managing widespread sales operations; and

•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, we are subject to changes in demand for our products resulting from exchange rate fluctuations that make our products relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business and results of operations could be harmed by decreases in demand for our products or reductions in margins.

While we sell our products worldwide, we have limited experience with sales and marketing in some countries. There can be no assurance that we will be able to market and sell our products in all of our targeted international markets. If our international efforts are not successful, our business growth and results of operations could be harmed.

We may be required to record impairment charges in future quarters as a result of the decline in value of our investments in auction rate securities.

We hold a variety of interest bearing auction rate securities, or ARS, that represent investments in pools of assets, including commercial paper, collateralized debt obligations, credit linked notes and credit derivative products. At the time of acquisition, these ARS investments were intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par. Beginning in fiscal year 2008, uncertainties in the credit markets affected all of our holdings in ARS investments and auctions for our investments in these securities failed to settle on their respective settlement dates. Auctions for our investments in these securities have continued to fail during fiscal year 2009. Consequently, the investments are not currently liquid and we will not be able to access these funds until a future auction of these investments is successful or a buyer is found outside of the auction process. We may decide to hold these investments for a long time or to sell them at a substantial discount if we need liquidity. Maturity dates for these ARS investments range from 2017 to 2052.

The valuation of our investment portfolio, including our investment in ARS, is subject to uncertainties that are difficult to predict. Factors that may impact its valuation include changes to credit ratings of the securities as well as to the underlying assets supporting these securities, rates of default of the underlying assets, underlying collateral value, discount rates, liquidity and ongoing strength and quality of credit markets. Due to continued deterioration during fiscal year 2009, we expect to record additional ARS impairment charges in the third quarter and to record additional impairment charges in future quarters.

Our ability to utilize our net operating losses may be limited if cumulative changes in ownership of Palm exceed 50%.

We have substantial U.S. federal income tax net operating loss carryforwards. If over a rolling three-year period, the cumulative change in our ownership exceeds 50%, our ability to utilize our net operating losses to offset future taxable income may be limited. We have exceeded this 50% cumulative change threshold in the period from our initial public offering in 2000. While no prior occurrence had a material adverse effect on our ability to use our net operating losses, exceeding the 50% cumulative change threshold during a time when our capitalization is low could have a more substantive effect. We have not yet determined the amount of the cumulative change in our ownership resulting from this offering or certain other transactions. The effect of such transactions on our cumulative change in ownership may limit or otherwise negatively affect the benefits of engaging in financing and other transactions in the future. Furthermore, it is possible that transactions in our stock that may not be within our control may cause us to exceed the 50% cumulative change threshold and may impose a limitation on the utilization of our net operating losses in the future. In the event the usage of these net operating losses is subject to limitation and we are profitable, our future cash flows could be adversely impacted due to our increased tax liability.

We are subject to audit by the Internal Revenue Service and other taxing authorities. Any assessment arising from an audit and the cost of any related dispute could adversely affect our results of operations and financial condition.

Our operations are subject to income and transaction taxes in the United States and in multiple foreign jurisdictions and to review or audit by the Internal Revenue Service and state, local and foreign tax authorities. While we strongly believe our tax positions are compliant with applicable tax laws and regulations, our positions could be subject to dispute by the taxing authorities. Any such dispute could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations.

We may pursue strategic acquisitions and investments which could have an adverse impact on our business if they are unsuccessful.

We have made acquisitions in the past and will continue to evaluate other acquisition opportunities that could provide us with additional product or service offerings or with additional industry expertise, assets and capabilities. Acquisitions could result in difficulties integrating acquired operations, products, technology, internal controls, personnel and management teams and result in the diversion of capital and management’s attention away from other business issues and opportunities. If we fail to successfully integrate acquisitions, including timely integration of internal controls to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, our business could be harmed. In addition, our acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. Acquisitions can also lead to large non-cash charges that can have an adverse effect on our results of operations as a result of write-offs for items such as acquired in-process research and development, impairment of goodwill or the recording of stock-based compensation. In addition, from time to time we make strategic venture investments in other companies that provide products and services that are complementary to ours. If these investments are unsuccessful, this could have an adverse impact on our results of operations and financial condition.

Business interruptions could adversely affect our business.

Our operations and those of our suppliers and customers are vulnerable to interruption by fire, hurricanes, earthquake, power loss, telecommunications failure, computer viruses, computer hackers, terrorist attacks, wars, military activity, labor disruptions, health epidemics and other natural disasters and events beyond our control. For example, a significant part of our third-party manufacturing is based in Taiwan, an area that has experienced earthquakes and is considered seismically active. In addition, the business interruption insurance we carry may not cover, in some instances, or be sufficient to compensate us fully for losses or damages—including, for example, loss of market share and diminution of our brand, reputation and customer loyalty—that may occur as a result of such events. Any such losses or damages incurred by us could have an adverse effect on our business.

Wars, terrorist attacks or other threats beyond our control could negatively impact consumer confidence, which could harm our operating results.

Wars, terrorist attacks or other threats beyond our control could have an adverse impact on the United States and world economy in general, and consumer confidence and spending in particular, which could harm our business, results of operations and financial condition.

Risks Related to this Offering and Ownership of Our Common and Preferred Stock

Our common stock price may be subject to significant fluctuations and volatility.

The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering. Since the beginning of fiscal year 2009, our closing stock price has ranged from $1.42 on December 5, 2008 to $8.98 on February 12, 2009. These fluctuations could continue. Among the factors that could affect our stock price are:

•	the anticipated and actual results of new product introductions;

•	quarterly variations in our operating results;

•	conditions affecting our wireless carrier customers, ODMs and suppliers;

•	litigation or threats of litigation;

•	changes in revenues or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us, our customers, our suppliers or our competitors, such as new product announcements, acquisitions or restructurings;

•	actions by institutional stockholders or financial analysts;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

The stock markets in general, and the markets for high technology stocks in particular, have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Our inability to meet analyst or market expectations could have a material adverse effect on our stock price or our business.

We recently announced that we expect declining revenues and continued margin pressure from our legacy product lines in the fourth quarter of fiscal year 2009. Similar announcements relating to anticipated revenue declines or delays in introducing new products in the future may cause our stock price to decline.

If securities or industry analysts change to a negative outlook regarding our stock or our operating results do not meet their expectations, our stock price could decline. The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our products. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Elevation Partners may exercise significant influence over Palm.

As of February 27, 2009, the Series B Preferred Stock and Series C Preferred Stock owned by Elevation Partners and its affiliates are convertible into approximately 38% of our outstanding common stock on an as-converted basis and vote on an as-converted basis with our common stock on all matters other than the election of those directors elected solely by the holders of our common stock. Additionally, Elevation Partners and its affiliates hold warrants to purchase an additional 7.0 million shares of Palm common stock, which, if converted, would bring their ownership percentage to approximately 41% as of February 27, 2009. After taking into consideration the shares of Series C Preferred Stock to be sold by Elevation Partners and its affiliates, the number of warrants to be cancelled as well as the shares of common stock they will purchase in connection with this offering, the beneficial ownership percentage of Elevation Partners and its affiliates is approximately 34.3%. The voting rights of Elevation Partners and its affiliates on an as-converted basis are capped at 39.9% of the outstanding common stock and Elevation Partners and its affiliates are prohibited from converting their Series B Preferred Stock and Series C Preferred Stock to the extent such conversion would cause the 39.9% voting limitation to be exceeded. Notwithstanding these voting and conversion limitations, Elevation Partners has the ability to significantly influence the outcome of any matter submitted for the vote of Palm stockholders. Elevation Partners may have interests that diverge from, or even conflict with, those of Palm or its stockholders.

Subject to certain exceptions, Elevation Partners has the right under the terms of an amended and restated stockholders’ agreement between Palm and Elevation Partners, or the Amended and Restated Stockholders’ Agreement, to maintain its ownership interest in Palm.

In addition, the terms of the Series B Preferred Stock and Series C Preferred Stock and the Amended and Restated Stockholders’ Agreement (other than the election of directors) provide that Elevation Partners has the right to designate a percentage of Palm’s board of directors proportional to Elevation Partners’ ownership position in Palm. Currently, Elevation Partners has the right to designate, and has designated, three of the members of our nine-member board as holders of the Series B Preferred Stock and Series C Preferred Stock.

Certain elements of our relationship with Elevation Partners and our executive officers may discourage other parties from trying to acquire Palm.

The ownership position and governance rights of Elevation Partners could discourage a third party from proposing a change of control or other strategic transaction concerning Palm. Of the nine members of our board of directors, three are Elevation designees and two members are executive officers of Palm. These governance arrangements may discourage a third party from pursuing such transactions with Palm. Also, employment arrangements with our executive officers provide for termination benefits, including acceleration of the vesting of certain equity awards if they terminate their employment for good reason or are terminated without cause following a change of control or within three months prior to a change of control of Palm. Further, in connection with certain change of control transactions in which Elevation Partners maintains a beneficial ownership percentage of at least 7.5% of the surviving entity, they are entitled to retain a seat on the board of directors of the surviving entity. As a result of these factors, our common stock could trade at prices that do not reflect a “takeover premium” to the same extent as do the stocks of similarly situated companies that do not have a stockholder with an ownership interest as large as Elevation Partners’ ownership interest.

We may not have the ability to finance the mandatory repurchase offer pursuant to the terms of the Series B Preferred Stock and/or the Series C Preferred Stock.

If certain change of control transactions occur, we will be required to make an offer to repurchase up to all of the then outstanding shares of Series B Preferred Stock and, subject to consent from the lenders under the Credit Agreement, Series C Preferred Stock, at the option and election of the holders thereof. We will have the option to pay the repurchase price in cash or, subject to certain conditions, publicly traded shares of the acquiring entity in the change of control transaction. The cash repurchase price per share is 101% of the purchase price plus accrued and unpaid dividends. The repurchase price per share, if paid in publicly traded shares of the acquiring entity, is 105% of the purchase price plus accrued and unpaid dividends. Our failure to pay the repurchase price in respect of all tendered shares for any reason, including the absence of funds legally available for such payment, would require us to pay conditional dividends, which represent a cash dividend at an annual rate equal to the prime rate of JPMorgan Chase Bank N.A. plus 4%, on each share of Series B Preferred Stock and Series C Preferred Stock. Conditional dividends will accrue and cumulate until the date on which we pay the entire repurchase price, and will be payable quarterly. For so long as conditional dividends are accruing, neither we nor any of our subsidiaries may declare or pay any dividends on our common stock, or repurchase or redeem any shares of our common stock. This may adversely affect the rights of our existing stockholders and the market price of our common stock. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent acquisition of us, which could decrease the value of shares of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include a classified Board of Directors and limitations on actions by our stockholders by written consent. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock (including Series B Preferred Stock and Series C Preferred Stock outstanding on an as-converted basis). In addition, our Board of Directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

Our Board of Directors adopted a stockholder rights plan, pursuant to which we declared and paid a dividend of one right for each share of common stock outstanding as of November 6, 2000. Unless redeemed by us prior to the time the rights are exercised, upon the occurrence of certain events, the rights will entitle the holders to receive upon exercise of the rights shares of our common stock, or shares of common stock of an acquiring entity, having a value equal to twice the then-current exercise price of the right. The issuance of the rights could have the effect of delaying or preventing a change in control of us.

We do not intend to pay dividends on our common stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and the repayment of indebtedness and do not anticipate declaring or paying any cash dividends for the foreseeable future. Moreover, the Credit Agreement imposes restrictions on our ability to declare and pay dividends.

USE OF PROCEEDS

In connection with this offering, the underwriters have agreed to purchase from the selling stockholders an aggregate of 49,000 Units (defined below) consisting of an aggregate of 49,000 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 3,430,000 shares of our common stock. Upon receipt of the Units, the underwriters will immediately convert such shares of Series C Preferred Stock into 15,076,923 shares of our common stock pursuant to the terms of such Series C Preferred Stock and deliver such warrants to us for cancellation without consideration. The underwriters have also agreed to purchase from us an aggregate of 8,048,077 shares of our common stock issued in this offering.

The selling stockholders will receive $49,000,000, or $1,000 for each unit (a “Unit”), which consists of one share of Series C Preferred Stock and warrants to purchase 70 shares of our common stock, sold to the underwriters pursuant to the underwriting agreement. After giving effect to the conversion of the Series C Preferred Stock and the cancellation of the warrants, the proceeds received by the selling stockholders would be equivalent to approximately $3.25 per share of common stock converted.

We will receive the proceeds in excess of $49,000,000 for the shares of common stock underlying the Series C Preferred Stock, net of underwriting discounts and commissions and other offering expenses, and all of the proceeds from all other shares sold in this offering, net of underwriting discounts and commissions and other offering expenses. We will not pay any commissions and the underwriters will not receive any discounts on the shares sold in this offering to the selling stockholders. We estimate our net proceeds will be $83.9 million (or $103.6 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. See “Capitalization” and “Underwriting.”

We intend to use the net proceeds we receive from this offering for working capital and general corporate purposes, including to strengthen our working capital position and further bolster the resources we are devoting to the launch of the Palm Pre and future product development efforts.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “PALM.” The following table sets forth the periods indicating the high and low closing sale prices of our common stock during such periods.

	Common Stock Price
	High	Low
Fiscal Year 2007
First Quarter	$18.67	$13.99
Second Quarter	16.53	13.99
Third Quarter	18.30	13.58
Fourth Quarter	19.45	15.58

Fiscal Year 2008
First Quarter	18.08	13.86
Second Quarter	19.18	6.51
Third Quarter	6.89	4.49
Fourth Quarter	6.24	4.55

Fiscal Year 2009
First Quarter	8.51	5.18
Second Quarter	8.49	1.76
Third Quarter	8.98	1.42
Fourth Quarter (through March 9, 2009)	7.38	6.02

The last reported sale price for our common stock as reported on the Nasdaq Global Select Market is set forth on the cover page of this prospectus supplement. On February 27, 2009, there were approximately 3,402 holders of record of our common stock.

During the second quarter of fiscal year 2008, in connection with a recapitalization transaction involving the sale of our preferred stock and the incurrence of new debt, we paid a $9.00 per share one-time cash distribution to our stockholders of record as of October 24, 2007, resulting in an approximately $9.00 per share decrease in our stock price. In March 2000, we paid a $150 million cash dividend to 3Com from the proceeds of our initial public offering. Except for the foregoing, we have not paid and do not anticipate paying cash dividends or distributions in the future.

CAPITALIZATION

Pursuant to a Securities Purchase Agreement dated as of December 22, 2008 (the “Securities Purchase Agreement”), between us and Elevation Partners, L.P., a Delaware limited partnership (“Elevation Partners” and, together with its affiliate, Elevation Employee Side Fund, LLC, the “Elevation Parties”), we sold to certain Elevation Parties an aggregate of 100,000 Units for an aggregate purchase price of $100 million, with each Unit consisting of (i) one share of our Series C Preferred Stock and (ii) warrants exercisable for the purchase of 70 shares of our common stock, par value $0.001 per share (the “Warrants”). Under the Securities Purchase Agreement, we have the right, which we refer to as our transfer right, to require Elevation Partners to sell an aggregate of 49,000 Units in an underwritten public offering prior to March 31, 2009. The common stock offered by the Elevation Parties pursuant to this prospectus supplement is being offered pursuant to our exercise of this transfer right.

In connection with this offering, the underwriters have agreed to purchase from the selling stockholders an aggregate of 49,000 Units consisting of an aggregate of 49,000 shares of our Series C Preferred Stock and Warrants to purchase an aggregate of 3,430,000 shares of our common stock. Upon receipt of the Units, the underwriters will immediately convert such shares of Series C Preferred Stock into 15,076,923 shares of our common stock pursuant to the terms of such Series C Preferred Stock and deliver such Warrants to us for cancellation without consideration. The underwriters have also agreed to purchase from us an aggregate of 8,048,077 shares of our common stock issued in this offering. The selling stockholders shall receive $49,000,000, or $1,000 for each Unit sold to the underwriters pursuant to the underwriting agreement. After giving effect to the conversion of the Series C Preferred Stock and the cancellation of the Warrants, the proceeds received by the selling stockholders would be equivalent to approximately $3.25 per share of common stock converted. We will receive the proceeds in excess of $49,000,000 for the shares of common stock underlying the Series C Preferred Stock sold in the offering, net of underwriting discounts and commissions and other offering expenses, and all of the proceeds from all other shares of common stock sold in this offering, net of underwriting discounts and commissions and other offering expenses. We will not pay any commissions and the underwriters will not receive any discounts on the shares sold in this offering to the selling stockholders. We estimate our net proceeds will be $83.9 million after deducting underwriting discounts and commissions and estimated offering expenses.

The following table sets forth our capitalization as of November 30, 2008:

•	on an actual basis;

•	on an as adjusted basis to reflect the closing of the sale on January 9, 2009 of 100,000 Units for an aggregate purchase price of $100.0 million; and

•	on an as adjusted basis to reflect the completion of this offering.

You should read this table in conjunction with “Use of Proceeds” and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	November 30, 2008
	Actual	As Adjusted for the Issuance of the Units		As Adjusted for the Issuance of the Units and for this Offering(6)
	(in thousands, except par value)
Cash, cash equivalents and short-term investments	$223,970	$322,372	(1)	$406,285	(1)

Embedded derivative(2)	—	53,409	(1)	—

Total current and non-current debt(3)	396,000	396,000		396,000

Series B Preferred Stock, $0.001 par value, 325 shares authorized, 325 shares issued and outstanding actual, as adjusted for the issuance of the Units and as adjusted for this offering(4)	260,496	260,496		260,496
Series C Preferred Stock, $0.001 par value, 100 shares authorized, no shares issued and outstanding actual, 100 shares issued and outstanding as adjusted for the issuance of the Units, 51 shares issued and outstanding as adjusted for this offering(4)	—	77,905	(1)	39,731	(1)

Stockholders’ deficit:

Common Stock, $0.001 par value, 2,000,000 shares authorized, 110,541 shares issued and outstanding actual, 110,541 shares issued and outstanding as adjusted for the issuance of the Units, 133,666 shares issued and outstanding as adjusted for this offering(5)	111	111		134
Additional paid-in capital	674,725	748,631	(1)	818,471	(1)
Accumulated deficit	(1,083,131)	(1,083,131)		(1,084,316)
Accumulated other comprehensive loss	(2,778)	(2,778)		(2,778)

Total stockholders’ deficit	(411,073)	(337,167)		(268,489)

Total capitalization	$245,423	$397,234		$427,738

(1)	Cash, cash equivalents and short-term investments as adjusted for the issuance of Units reflects the cash proceeds received from the sale of 100,000 Units to Elevation Partners for $100.0 million less anticipated issuance costs. Series C Preferred Stock as adjusted reflects this $100.0 million investment, less anticipated issuance costs and the amounts allocated to the detachable warrants of approximately $22.0 million, the amount allocated to a beneficial conversion feature of approximately $51.9 million and the effect from recording the embedded derivative described in Note 2, below.
(2)

Palm may elect, until March 31, 2009, to cause Elevation Partners to sell up to 49,000 Units, or 49% of Elevation Partners’ initial $100.0 million investment, to other investors or pursuant to an underwritten public offering on the same or better terms than on which Elevation Partners acquired the Units with Palm receiving any net gains realized upon such a sale, or the Transfer Right. The adjustments related to the issuance of this Transfer Right are reflected in the as adjusted for this issuance of the Units amounts. Based on the guidance in Statement of Financial Accounting Standard, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, Palm has determined that this represents an embedded derivative asset because the Transfer Right permits net settlement. On January 9, 2009, the closing date of the Elevation transaction, using the closing price for Palm’s common stock of $5.96 per share on that date, Palm estimated the fair value of the embedded derivative asset using a Black-Scholes option valuation model with the following assumptions: contractual term of approximately 0.2 years, an average risk-free interest rate of 0.1%, a dividend yield of 0%, and volatility of 120% (calculated using the historical price volatility of Palm common stock), resulting in a per-common- share valuation of approximately $2.89, or a total value of approximately $53.4 million. This embedded derivative asset will be recorded as a separate asset in Palm’s condensed consolidated balance sheet, with a corresponding increase to the value of the Series C Preferred Stock.

In accordance with SFAS No. 133, Palm remeasures its embedded derivative asset at the close of each reporting period. As of February 28, 2009, Palm had not yet exercised its rights under the Transfer Right. Using the closing price for Palm’s common stock of $7.24 on that date resulted in an estimated fair value of the embedded derivative asset of approximately $74.0 million using the following assumptions: contractual term of approximately 0.1 years, an average risk-free interest rate of 0.2%, a dividend yield of 0%, and volatility of 120% (calculated using the historical price volatility of Palm common stock), resulting in a per-common-share valuation of approximately $4.00. As a result of this increase in the estimated fair value of the embedded derivative asset, Palm will record a gain of approximately $20.6 million in its condensed consolidated statements of operations for the three months ended February 28, 2009.

(3)	Total current and non-current debt as of November 30, 2008 represents the remaining outstanding balance of Palm’s $400.0 million senior secured term loan under its credit agreement with JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. Additionally, as of November 30, 2008, Palm had purchase agreement obligations which represent a total outstanding liability of approximately $7.7 million, of which approximately $7.1 million and approximately $0.6 million was included in other accrued liabilities and other non-current liabilities, respectively, and which are not included in this total.
(4)	Classified as mezzanine equity due to redemption provisions which provide for mandatory redemption as of October 2014 of any outstanding Series B Preferred Stock and/or Series C Preferred Stock.
(5)	Outstanding shares of common stock exclude shares of common stock issuable upon conversion of our Series B Preferred Stock and Series C Preferred Stock, shares of common stock issuable upon exercise of the Warrants, shares of common stock issuable upon the exercise of outstanding stock options and restricted stock units, and shares of common stock reserved for future issuances under our 1999 Employee Stock Purchase Plan, 1999 Stock Plan and 2001 Stock Option Plan for Non-Employee Directors.
(6)	The balances presented as adjusted for this offering in the table above exclude the effects of the issuance of 3,468,750 shares by the underwriter to cover over-allotments, if any, and are based on a public offering price per share of $6.00. At this price, Palm would receive cash proceeds of approximately $83.9 million, net of the $49.0 million investment returned to Elevation Partners and approximately $5.8 million in underwriting discounts, commissions, and estimated offering expenses to be paid by Palm. After the consummation of this offering, the amount of the carrying value of Series C Preferred Stock will decrease by 49% of its allocated fair value at issuance, which represents the percentage of shares of Series C Preferred Stock that were converted. Additional paid-in capital will increase by a net amount of approximately $69.8 million. This increase includes approximately $38.2 million related to the conversion of the Series C Preferred Stock and approximately $48.3 million related to the issuance of 8,048,077 additional shares at $6.00 per share. As a result of the cancellation of the warrants to purchase 3,430,000 shares of Palm common stock, Palm would recognize a benefit of approximately $10.8 million, which represents 49% of the fair value allocated to the warrants at issuance. In addition, approximately $25.2 million of the unamortized portion of the beneficial conversion feature associated with the Series C Preferred Stock will be recognized as accretion against net income (loss) applicable to common shareholders at the time of conversion. Based on a public offering per share price of $6.00, Palm will recognize a loss of approximately $11.9 million on the embedded derivative asset, which represents the difference between the net proceeds received by Palm related to the Transfer Right and the calculated fair value of the embedded derivative at issuance.

SELLING STOCKHOLDERS

Set forth below is information regarding (A) the number of shares of our common stock offered by the selling stockholders in this offering and (B) the number of shares of capital stock beneficially owned by the selling stockholders (1) as of February 27, 2009 and (2) as adjusted to reflect (i) the purchase by the underwriters from the selling stockholders of an aggregate of 49,000 Units consisting of an aggregate of 49,000 shares of our Series C Preferred Stock and Warrants to purchase an aggregate of 3,430,000 shares of our common stock (collectively, the “Purchased Units”), (ii) conversion of such shares of Series C Preferred Stock by the underwriters into 15,076,923 shares of our common stock and delivery of such Warrants to us for cancellation without consideration, (iii) the purchase by the underwriters from us of an aggregate of 8,048,077 shares of our common stock issued in this offering, (iv) the sale of 23,125,000 shares of our common stock by the underwriters in this offering and (v) the purchase for investment purposes by the selling stockholders of 8,166,666 shares of common stock in this offering. We have assumed no exercise of the underwriters’ over-allotment option.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or other convertible securities held by that person that are currently exercisable or exercisable within 60 days of February 27, 2009 are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership calculations are based on 111,062,790 shares outstanding as of February 27, 2009, and assume (A) conversion of all outstanding shares of Series B Preferred Stock and Series C Preferred Stock, (B) exercise of all then outstanding Warrants into shares of our common stock and (C) as applicable, purchase by the selling stockholders of shares of common stock being offered in this offering.

		Beneficial Ownership Before This Offering
Name and Address	Shares of Common Stock Offered in this Offering(2)	Number of Shares of Common Stock(3)(4)	Number of Shares of Series B Preferred Stock	Number of Shares of Series C Preferred Stock	Percentage of Common Stock(3)(4)	Percentage of Shares of Series B Preferred Stock	Percentage of Shares of Series C Preferred Stock
Elevation Parties(1)	15,076,923	76,004,524	325,000	100,000	40.6%	100.0%	100.0%

			Beneficial Ownership After This Offering
Name and Address	Shares of Common Stock to be Purchased in this Offering(5)	Number of Shares of Common Stock Before Purchases(4)(6)	Number of Shares of Common Stock After Purchases(4)(5)(6)	Number of Shares of Series B Preferred Stock	Number of Shares of Series C Preferred Stock	Percentage of Common Stock Before Purchases(4)(6)	Percentage of Common Stock After Purchases(4)(5)(6)	Percentage of Shares of Series B Preferred Stock	Percentage of Shares of Series C Preferred Stock
Elevation Parties(1)	8,166,666	57,497,601	65,664,267	325,000	51,000	30.0%	34.3%	100.0%	100.0%

(1)	As of February 27, 2009, Elevation Partners is deemed to beneficially own an aggregate of 75,977,299 shares of our common stock, which are issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock and the exercise of Warrants held by Elevation Partners; and Elevation Employee Side Fund, LLC (“Side Fund”) is deemed to beneficially own an aggregate of 27,225 shares of our common stock, which are issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock and the exercise of Warrants held by Side Fund.

Elevation Associates, LLC (“Elevation LLC”) is the sole general partner of Elevation Associates, L.P. (“Elevation GP”), and Elevation GP is the sole general partner of Elevation Partners. Elevation Management, LLC (“Elevation Management”) is the sole manager of Side Fund. As the sole general partner of Elevation GP, which is the sole general partner of Elevation Partners, Elevation LLC may be deemed to have beneficial ownership of the securities over which Elevation Partners has voting or dispositive power. As the sole manager of Side Fund, Elevation Management may be deemed to have beneficial ownership of the securities over which Side Fund has voting or dispositive power. The executive committee of Elevation LLC has the power to vote or to direct the vote of, and to dispose or to direct the disposition of the securities that are held by Elevation GP and Elevation Partners. The executive committee of Elevation Management has the power to vote or to direct the vote of, and to dispose or to direct the disposition of the securities that are held by Side Fund. The members of the executive committees of Elevation LLC and Elevation Management are Mr. Anderson and Mr. McNamee, two members of our board of directors, and Marc Bodnick, Paul Hewson, and Bret Pearlman (collectively, the “Managers”). Each Manager disclaims beneficial ownership of such securities. As of February 27, 2009, Mr. McNamee and Ann K. McNamee are trustees of the McNamee Trust U/T/A/D/ 3/27/1996, which beneficially owns 10,467 shares of our common stock which are not included in the selling stockholder beneficial ownership calculations disclosed in this table.

Subject to the limitations set forth in footnote (4) below, as of February 27, 2009, Elevation Partners, Elevation GP and Elevation LLC have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 75,977,299 shares of our common stock, and Side Fund and Elevation Management have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 27,225 shares of our common stock. Subject to the limitations set forth in footnote (4) below and assuming full conversion of shares of Series B Preferred Stock and Series C Preferred Stock and exercise of all Warrants, as of February 27, 2009, each of the Managers would have shared power to dispose and to direct the disposition of and shared power to vote and direct the voting of the 76,004,524 shares of our common stock held by Elevation Partners and Side Fund.

The principal office address of Elevation Partners, Elevation GP, Elevation LLC, Side Fund, Elevation Management and each of the Managers is 2800 Sand Hill Road, Suite 160, Menlo Park, California 94025.

(2)	The shares offered by the selling stockholders are being sold pursuant to the exercise of our right to cause the selling stockholders to transfer the Purchased Units consisting of 49,000 shares of Series C Preferred Stock and Warrants to purchase 3,430,000 shares of common stock. Pursuant to the underwriting agreement described under “Underwriting,” such shares of Series C Preferred Stock will be converted into 15,076,923 shares of common stock and such Warrants will be cancelled concurrently with the consummation of this offering.
(3)	Reflects shares of our common stock outstanding and securities held by the selling stockholders before the offering that are exercisable within 60 days of February 27, 2009, which includes 38,235,294 shares of common stock issuable upon conversion of outstanding Series B Preferred Stock, 30,769,230 shares of common stock issuable upon conversion of outstanding Series C Preferred Stock and 7,000,000 shares of common stock issuable upon exercise of outstanding Warrants.
(4)	Under the amended and restated Series B Certificate of Designation and the Series C Certificate of Designation, the Elevation Parties are prohibited from converting Series B Preferred Stock and the Series C Preferred Stock, as applicable, into shares of common stock to the extent that such conversion would result in the Elevation Parties holding more than 39.9% of the combined voting power of the Series B Preferred Stock, Series C Preferred Stock and common stock. In any vote of the holders of Series B Preferred Stock, Series C Preferred Stock and common stock voting together as a single class, the Elevation Parties’ aggregate voting power is capped at 39.9% of the total voting power. In addition, the Elevation Parties are prohibited from exercising Warrants to the extent that such exercise would result in the Elevation Parties holding more than 39.9% of the combined voting power of the Series B Preferred Stock, Series C Preferred Stock and common stock.
(5)	Elevation Partners and Side Fund will purchase 8,163,500 and 3,166 shares of common stock in this offering, respectively. The selling stockholders are purchasing such shares for investment purposes.
(6)	Reflects shares of our common stock outstanding and securities held by the selling stockholders after the offering that are exercisable within 60 days of February 27, 2009, which includes 38,235,294 shares of common stock issuable upon conversion of outstanding Series B Preferred Stock, 15,692,307 shares of common stock issuable upon conversion of outstanding Series C Preferred Stock and 3,570,000 shares of common stock issuable upon exercise of outstanding Warrants.

Relationship with Selling Stockholders

Palm and Elevation Partners are parties to the Preferred Stock Purchase Agreement and Agreement and Plan of Merger (the “Purchase Agreement”) dated June 1, 2007; the Securities Purchase Agreement; the Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”) dated January 9, 2009; and the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) dated January 9, 2009. Pursuant to the Purchase Agreement, on October 24, 2007, the Elevation Parties purchased 325,000 shares of Series B Preferred Stock from Palm. In connection with the Elevation Parties’ ownership of these shares, they gained the right to appoint a percentage of our board of directors proportional to the Elevation Parties’ ownership position in Palm, which then equaled the right to designate two directors to our board of directors. Fred D. Anderson and Roger B. McNamee have served in that capacity since October 24, 2007.

Pursuant to the Stock Purchase Agreement, on January 9, 2009, the Elevation Parties purchased 100,000 Units from Palm, with each Unit consisting of (i) one share of Series C Preferred Stock and (ii) Warrants exercisable for the purchase of 70 shares of our common stock. In connection with their ownership of the Series B Preferred Stock and Series C Preferred Stock, the Elevation Parties has the right to designate a percentage of our board of directors proportional to the Elevation Parties’ ownership position in Palm (subject to a cap of 39.9%), which currently equals the right to designate three directors to our board of directors. On January 30, 2009, the Elevation Parties designated Rajiv Dutta as their third director on our board of directors.

For additional information about the Purchase Agreement, Stock Purchase Agreement, Stockholders’ Agreement and Registration Rights Agreement, please refer to our Current Reports on Form 8-K filed with the SEC on June 5, 2007, October 30, 2007, December 22, 2008 and January 13, 2009. The Purchase Agreement that we have filed with the SEC and has been filed as an exhibit to our Form 10-K for the year ended May 30, 2008 is incorporated by reference in this registration statement. The Stock Purchase Agreement, Stockholders’ Agreement and Registration Rights Agreement that we have filed with the SEC and have been filed as exhibits to our Current Report on Form 8-K filed on January 13, 2009 are incorporated by reference in this registration statement. You should read the Purchase Agreement, Stock Purchase Agreement, Stockholders’ Agreement and Registration Rights Agreement for the provisions that are important to you.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based on our restated certificate of incorporation, as amended and including the certificates of designation of Series B Preferred Stock and Series C Preferred Stock (the “Restated Certificate of Incorporation”), our bylaws, as amended (the “Bylaws”) and applicable provisions of law. We have summarized certain portions of the Restated Certificate of Incorporation and Bylaws below. The summary is not complete. The Restated Certificate of Incorporation and Bylaws that we have filed with the SEC and have been filed as exhibits to our Form 10-K for the year ended May 30, 2008 are incorporated by reference in this registration statement. You should read the Restated Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (the “DGCL”), the Restated Certificate of Incorporation, the Bylaws and rights plan summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder.

Authorized Capital Stock

Our Restated Certificate of Incorporation authorizes us to issue 2,000,000,000 shares of common stock, $0.001 par value per share, and 125,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of February 27, 2009 there were 111,062,790 shares of common stock outstanding which were held of record by 3,402 stockholders. The holders of shares of our common stock, subject to the preferential rights of the holders of shares of our preferred stock, are entitled to dividends when and as declared by our board of directors. The holders of our common stock have one vote per share on all matters submitted to a vote of the stockholders (other than certain matters that are only subject to approval by the holders of the Series B Preferred Stock and/or the holders of the Series C Preferred Stock). The holders of the Series B Preferred Stock and the Series C Preferred Stock are generally entitled to vote on all matters on which the holders of the common stock are entitled to vote except for the election of those directors elected solely by the holders of the common stock. The holders of our common stock have the right to share pro rata in the net assets of Palm in liquidation after payment of any amounts due to creditors and in respect of any preferred stock. Holders of shares of our common stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of common stock are, and the shares of common stock issued upon any conversion, exercise or exchange of any debt or equity securities providing for such conversion, exercise or exchange will be, fully paid and nonassessable. Our common stock is listed on the Nasdaq Global Select Market. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Computershare’s address is 250 Royall Street, Canton Massachusetts 02021, and its telephone number is (781) 575-2000.

Our Bylaws provide that the annual meeting of stockholders shall be held each year on a date as designated by our board of directors and as stated in a written notice, which must be given to each stockholder either personally or by mail, telecopy, telegram or other electronic or wireless means at least 10 days prior to any stockholder meeting.

Preferred Stock—General

We are authorized to issue 125,000,000 shares of preferred stock, $0.001 par value, in one or more series, with such designations and such relative voting, dividends, liquidation, conversion and other rights, preferences and limitations as are stated in the Restated Certificate of Incorporation. We have designated 2,000,000 shares of our preferred stock as Series A Participating Preferred Stock, none of which have been issued, in connection with the stockholders rights plan as described under “Rights Plan” below. We have designated 325,000 shares of our preferred stock as Series B Convertible Preferred Stock, all of which have been issued, as described under “Preferred Stock—Series B Convertible Preferred Stock” below. We have designated 100,000 shares of our preferred stock as Series C Convertible Preferred Stock, all of which have been issued, as described under “Preferred Stock—Series C Convertible Preferred Stock” below. The authorized but unissued shares of preferred stock may be issued pursuant to resolution by our board of directors without the vote of holders of our capital stock, subject to certain limitations imposed by law or our Bylaws. The description of preferred stock set forth in this prospectus supplement contains only a summary of the terms of such series. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock.

Preferred Stock—Series B Convertible Preferred Stock

On October 24, 2007, the Elevation Parties invested $325.0 million in Palm in exchange for 325,000 shares of Palm’s Series B Preferred Stock. On January 12, 2009, in connection with the investment of $100.0 million by the Elevation Parties in exchange for 100,000 Units, we amended and restated the Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) to conform certain powers and rights and qualifications, limitations and restrictions of the Series B Preferred Stock to the Series C Preferred Stock.

Pursuant to the Series B Certificate of Designation, the holders of the Series B Preferred Stock have various rights and preferences as follows:

•

Voting. Generally, the holders of Series B Preferred Stock are entitled to vote on all matters on which the holders of Palm’s common stock are entitled to vote, except for the election of those directors elected solely by the holders of our common stock. The holders of the Series B Preferred Stock vote together with the holders of Series C Preferred Stock and the holders of common stock as a single class. Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which such share is convertible on the relevant record date, provided that in the event that a holder and its affiliates would hold more than 39.9% of the combined voting power of the company’s voting stock (the “Voting Limitation”), such holder’s collective voting interest will be capped at 39.9%. In addition, subject to certain conditions, holders of Series B Preferred Stock, voting together with holders of Series C Preferred Stock as a separate class, are entitled to designate a number of directors proportional to the Elevation Parties’ ownership of Palm’s common stock, on an as-converted basis. Such director designation rights will terminate when the Elevation Parties cease to own at least a number of shares of Series B Preferred Stock and Series C Preferred Stock that, if then converted, would be convertible into a number of shares of common stock that is greater than or equal to 50% of the shares of common stock issuable upon conversion of 325,000 shares of Series B Preferred Stock.

•

Dividends. Subject to certain exceptions for stock dividends and distributions of rights under Palm’s rights plan, the holders of Series B Preferred Stock are entitled to receive, on an as-converted basis, the same type and amount of dividends or distributions to be made to holders of Palm’s common stock. In addition, if Palm fails to respect certain obligations under the Series B Certificate of Designation, then Palm will be required to pay an additional cash dividend on each share of Series B Preferred Stock at an annual rate equal to the prime rate of JPMorgan Chase Bank N.A. plus four percent.

•

Liquidation. The Series B Preferred Stock has an aggregate liquidation preference equal to the greater of $325.0 million plus any accrued and unpaid dividends or the amount that holders of the Series B Preferred Stock would receive had such holders converted into common stock.

•	Offer to Repurchase. If Palm engages in a transaction constituting a fundamental change in which the shares of Palm’s common stock, when aggregated with Series B Preferred Stock and Series C Preferred

Stock on an as-converted basis, no longer hold the majority of voting power of the surviving entity, or certain divestures of all or substantially all of Palm’s assets, business or securities, Palm will be required to offer to repurchase all of the outstanding shares of Series B Preferred Stock for total cash equal to 101% of the liquidation preference, or, under certain conditions, for publicly traded shares of the acquiring entity with a total value equal to 105% of the liquidation preference.

•

Conversion. Shares of Series B Preferred Stock are convertible into shares of common stock at the option of the holder, provided that such conversion may not cause the Voting Limitation to be exceeded. The conversion price, initially set at $8.50, is entitled to customary anti-dilution adjustments, including for stock splits, dividends, distributions, rights issuances and certain tender offers or exchange offers. As of February 27, 2009, each share of Series B Preferred Stock is convertible into approximately 117.65 shares of Palm’s common stock, or a total of 38,235,294 shares on an as-converted basis, reflecting a conversion price of $8.50 per share. After the third anniversary of the issue date of the shares, or October 24, 2010, Palm may cause all of the Series B Preferred Stock to be converted into Palm’s common stock if the average closing price per share of Palm’s common stock during the prior 30 consecutive trading days is at least 180% of the conversion price in effect at that time, and the closing price per share of Palm’s common stock during at least 20 days of such period (including the last 15 trading days of such thirty-day period) is at least 180% of the then applicable conversion price.

•	Redemption. The Series B Certificate Designation provides for the mandatory redemption of any outstanding shares of Series B Preferred Stock on October 24, 2014, at the liquidation preference.

•

Other. The Series B Certificate of Designation provides that the prior vote or written consent of the holders of Series B Preferred Stock is required before Palm may engage in certain actions impacting the issued or authorized amounts or the rights, preferences, powers, or privileges of the Series B Preferred Stock, and, under certain conditions, incurring debt which would cause the debt to EBITDA ratio to exceed 3.00 to 1.00. Palm has also agreed to provide the holders of Series B Preferred Stock registration rights in certain circumstances.

Preferred Stock—Series C Convertible Preferred Stock

On January 9, 2009, the Elevation Parties invested $100.0 million in Palm in exchange for 100,000 Units, each of which consist of one share of Palm’s Series C Preferred Stock and a warrant exercisable for the purchase of 70 shares of Palm’s common stock.

Pursuant to the Certificate of Designation of Series C Convertible Preferred Stock (the “Series C Certificate of Designation”), the holders of the Series C Preferred Stock have various rights and preferences as follows:

•

Voting. Generally, the holders of Series C Preferred Stock are entitled to vote on all matters on which the holders of Palm’s common stock are entitled to vote, except for the election of those directors elected solely by the holders of our common stock. The holders of the Series C Preferred Stock vote together with the holders of Series B Preferred Stock and the holders of common stock as a single class. Each share of Series C Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which such share is convertible on the relevant record date, provided that in the event that a holder and its affiliates would hold more than the Voting Limitation, such holder’s collective voting interest will be capped at 39.9%. In addition, holders of Series C Preferred Stock have the same director designation right as holders of Series B Preferred Stock. See “Preferred Stock—Series B Convertible Preferred Stock—Voting.”

•

Dividends. Subject to certain exceptions for stock dividends and distributions of rights under Palm’s rights plan, the holders of Series C Preferred Stock are entitled to receive, on an as-converted basis, the same type and amount of dividends or distributions to be made to holders of Palm’s common stock. In addition, if Palm fails to respect certain obligations under the Series C Certificate of Designation, then

Palm will be required to pay an additional cash dividend on each share of Series C Preferred Stock at an annual rate equal to the prime rate of JPMorgan Chase Bank N.A. plus four percent.

•

Liquidation. The Series C Preferred Stock has an aggregate liquidation preference equal to the greater of $100.0 million plus any accrued and unpaid dividends or the amount that holders of the Series B Preferred Stock would receive had such holders converted into common stock.

•

Offer to Repurchase. If Palm engages in a transaction constituting a fundamental change in which the shares of Palm’s common stock, when aggregated with Series B Preferred Stock and Series C Preferred Stock on an as-converted basis, no longer hold the majority of voting power of the surviving entity, or certain divestures of all or substantially all of Palm’s assets, business or securities, Palm will be required to offer to repurchase all of the outstanding shares of Series C Preferred Stock for total cash equal to 101% of the liquidation preference provided that either Palm has obtained proper consent in respect of such repurchase obligations as required under any credit agreement then in effect or the obligations under any credit agreement has expired or been terminated, or, under certain conditions, for publicly traded shares of the acquiring entity with a total value equal to 105% of the liquidation preference.

•

Conversion. Shares of Series C Preferred Stock are convertible into shares of common stock at the option of the holder, provided that such conversion may not cause the Voting Limitation to be exceeded. The conversion price, initially set at $3.25, is entitled to customary anti-dilution adjustments, including for stock splits, dividends, distributions, rights issuances and certain tender offers or exchange offers, as well as anti-dilution adjustments for issuances of equity securities at a price deemed below the conversion price of the Series C Preferred Stock. As of February 27, 2009, each share of Series C Preferred Stock is convertible into approximately 307.69 shares of Palm’s common stock, or a total of 30,769,230 shares on an as-converted basis, reflecting a conversion price of $3.25 per share. After the third anniversary of the issue date of the shares, or January 9, 2012, Palm may cause all of the Series C Preferred Stock to be converted into Palm’s common stock if the average closing price per share of Palm’s common stock during the prior 30 consecutive trading days is at least 300% of the conversion price in effect at that time, and the closing price per share of Palm’s common stock during at least 20 days of such period (including the last 15 trading days of such thirty-day period) is at least 300% of the then applicable conversion price.

•	Redemption. The Series C Certificate Designation provides for the mandatory redemption of any outstanding Series C Preferred Stock on October 24, 2014, at the liquidation preference.

•

Other. The Series C Certificate of Designation provides that the prior vote or written consent of the holders of Series C Preferred Stock is required before Palm may engage in certain actions impacting the issued or authorized amounts or the rights, preferences, powers, or privileges of the Series B Preferred Stock, resulting in certain fundamental changes, and, under certain conditions, incurring debt which would cause the debt to EBITDA ratio to exceed 3.00 to 1.00. Palm has also agreed to provide the holders of Series C Preferred Stock registration rights in certain circumstances.

Certain Provisions of Palm’s Certificate of Incorporation and Bylaws

Our Restated Certificate of Incorporation and Bylaws include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control of Palm:

•

Members of our board of directors elected by holders of our common stock are divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. In addition, holders of our Series B Preferred Stock and Series C Preferred Stock have the right to elect directors as described above in “Preferred Stock—Series B Preferred Stock—Voting” and “Preferred Stock—Series C Preferred Stock—Voting” This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	Under our Bylaws, only our board of directors and the chairman of our board of directors may call special meetings of stockholders;

•

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	Our Restated Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting;

•	Our Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors;

•	The amendment of any of the above provisions would require approval by holders of at least 80% of our outstanding shares entitled to vote generally in the election of directors;

•

The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Palm; and

•

The terms of the Series B Preferred Stock and the Series C Preferred Stock require Palm to offer to repurchase the outstanding shares of Series B Preferred Stock and Series C Preferred Stock at a premium to the stated liquidation preference in connection with certain business combination transactions.

In addition, our Restated Certificate of Incorporation provides that, so long as Elevation Partners and its affiliates beneficially own 15% or more of the total voting power of our equity securities entitled to vote on general matters, certain change of control transactions with Elevation Partners or its affiliates will require the approval of a majority of the voting power of Palm’s voting stock not beneficially owned by Elevation Partners or its affiliates.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Palm and, accordingly, may discourage attempts to acquire Palm even though such a transaction may offer Palm stockholders the opportunity to sell their stock at a price above the prevailing market price.

Rights Plan

The following description of our rights plan is based substantially on the Preferred Stock Rights Agreement dated as of September 25, 2000, between Palm and Computershare Trust Company, N.A., as successor to Equiserve Trust Company, N.A. and Fleet National Bank, as Rights Agent (the “Rights Agreement”), and the amendments to the Rights Agreement dated as of November 12, 2004, June 1, 2007, October 24, 2007, December 22, 2008 and January 9, 2009, respectively (the “Amendments to the Rights Agreement”). We have summarized certain portions of our rights plan. The summary is not complete. The Rights Agreement was filed with the SEC on Form 8-A on October 23, 2000, and amendments thereto were filed on November 18, 2004, June 5, 2007, October 30, 2007, January 2, 2008 and January 13, 2009, and are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the Rights Agreement and Amendments to the Rights Agreement for the provisions that are important to you. In the following description, we refer to our Rights Agreement and the Amendments to the Rights Agreement collectively as the “rights agreement.”

On September 21, 2000, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred stock purchase right for each share of our common stock outstanding on November 6, 2000, and each share of common stock issued after that date. The rights are transferable with our common stock until they become exercisable but are not exercisable until the distribution date described in the plan. Generally, the plan distribution date will not occur until a person or group (an “Acquiring Person”) acquires or makes a tender offer for 15 percent or more of our outstanding common stock, including both shares of common stock outstanding and shares of common stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock outstanding. The rights expire on November 6, 2010 unless we redeem them at an earlier date. The expiration date may be extended by our board. When a right becomes exercisable, its holder is entitled to purchase from us 1/1000th of a share of Series A Participating Preferred Stock at a purchase price of $110.00, subject to adjustment in certain circumstances since entry into the Rights Agreement.

Until the plan distribution date, the purchase rights will be evidenced by the certificates for common stock registered in the names of holders of our common stock. As soon as practical following the plan distribution date, we will mail separate certificates evidencing the rights to common stock holders of record.

If any person or group acquires 15 percent or more of our common stock, including both shares of common stock outstanding and shares of common stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock outstanding, the rights holders, other than the Acquiring Person and its affiliates, will be entitled to receive upon exercise, that number of shares of common stock that at the time have a market value equal to twice the purchase price of the right.

If we are acquired in a business combination, the rights holders, other than the Acquiring Person and its affiliates, will be entitled to acquire, for the purchase price, that number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the purchase right.

Our board has the right to redeem the purchase rights in certain circumstances for $0.001 per share, subject to adjustment in certain circumstances since entry into the Rights Agreement. Until a right is exercised, rights holders have no rights as holders of our common stock, including the right to vote and to receive dividends. The rights agreement includes anti-dilution provisions designed to prevent efforts to diminish the effectiveness of the rights. The terms of the rights agreement may be amended in any respect without the consent of the rights holders on or prior to the plan distribution date; thereafter, the terms of the rights agreement may be amended without the consent of rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of rights holders (other than any Acquiring Person and its affiliates).

We amended our rights plan in 2007, 2008 and 2009 in connection with the purchase of Series B Preferred Stock and Series C Preferred Stock by the Elevation Parties. In particular, the Elevation Parties may beneficially own more than 15% of our common shares outstanding without causing a triggering event under the rights plan, so long as their ownership percentage does not exceed the standstill limit contained in the Stockholders’ Agreement. Moreover, if the Elevation Parties enter into any agreement, arrangement or understanding with a third party with respect to the permitted purchase or sale of any of our equity securities, then, for purposes of the rights agreement, (i) the Elevation Parties shall not be deemed to beneficially own any of our equity securities held by the third party (other than the securities that are the subject of the agreement or arrangement) and (ii) neither the third party nor any of its affiliates shall be deemed to beneficially own any of our equity securities held by the Elevation Parties (other than the securities that are the subject of the agreement or arrangement). Additionally, if any of our equity securities held by the Elevation Parties are subject to a permitted pledge or contractual encumbrance resulting from the incurrence of indebtedness from a bank or financial institution, then, for purposes of the rights agreement, (i) the Elevation Parties shall not be deemed to beneficially own any of our equity securities held by such bank or financial institution (other than the securities that are the subject of the pledge or encumbrance) and (ii) neither such bank or financial institution, nor any of its affiliates, shall be deemed to beneficially own any of our equity securities pledged by the Elevation Parties, except to the extent such securities are acquired by such bank or financial institution as a result of a foreclosure thereon.

The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in our board’s opinion, would impair its ability to represent our stockholders’ interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though such takeover could offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and could be favored by a majority of our stockholders.

This description of the rights agreement is qualified in its entirety by reference to the full text of the Rights Agreement, as amended by the Amendments to the Rights Agreement.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF

COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner that is a “Non-U.S. Holder,” other than a Non-U.S. Holder that owns, or has owned, actually or constructively, more than 5% of our common stock. A “Non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	nonresident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

A “Non-U.S. Holder” generally does not include a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition of our common stock. Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Price Range of Common Stock and Dividends” above, we do not currently expect to pay dividends. In the event that we do pay dividends, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if dividends paid to the Non-U.S. Holder are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide us with a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, or

•

the company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

The company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of our common stock is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of our common stock may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisers with respect to the U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends on our common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of our common stock and the Non-U.S. Holder may be subject to U.S. backup withholding on dividend payments on our common stock or on the proceeds from a sale or other disposition of our common stock. The certification procedures required to claim a reduced rate of withholding under a treaty described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement between us, the selling stockholders and the underwriters named below, we have agreed to sell to the underwriters the shares of common stock, and the selling stockholders named in this prospectus supplement have agreed to sell to the underwriters the Units, and the underwriters have agreed to purchase from us the shares of common stock and to purchase from the selling stockholders the Units, set forth opposite its name below:

Name	Number of Shares	Number of Units
Morgan Stanley & Co. Incorporated	4,828,846	29,400
J.P. Morgan Securities Inc.	3,219,231	19,600

Total	8,048,077	49,000

Immediately upon receipt of the Units, the underwriters will surrender the warrants forming part of the Units to us for cancellation without consideration and will convert the shares of Series C Preferred Stock into an aggregate of 15,076,923 shares of common stock (the “Selling Stockholders’ Shares”). The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and the Units from the selling stockholders and subject to prior sale. The underwriting agreement provides that the underwriters’ obligation to pay for and accept delivery of the Units by the selling stockholders and the shares of common stock offered by us in this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement and the Units if any such shares or Units are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the over-allotment option described below.

Shares of our common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted an option to the underwriters to purchase up to an additional 3,468,750 shares of common stock at a price equal to the public offering price set forth on the cover of this prospectus supplement, less the underwriting discounts. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement solely to cover over-allotments.

The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid by us, and proceeds before expenses to us and proceeds to the selling stockholders, assuming no exercise of the underwriters’ option to purchase up to an additional 3,468,750 shares of common stock from us.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders(2)	Proceeds to Company(1)(3)
Per share offered by us	$6.00	$0.33	$0.00	$5.67
Per share offered by selling stockholders	$6.00	$0.33	$3.25	$2.42
Total for shares offered by us	$48,288,462	$2,655,865	$0.00	$45,632,597
Total for shares offered by selling stockholders	$90,461,538	$4,975,385	$49,000,000	$36,486,153
Total for all shares offered as adjusted for sales to selling stockholders(4)	$138,750,000	$4,936,250	$49,000,000	$84,813,750

(1)	All underwriting discounts and commissions with respect to the Selling Stockholders’ Shares will be paid from the proceeds received by us. We will not pay any commissions and the underwriters will not receive any discounts on shares sold in this offering to the selling stockholders.

(2)	The selling stockholders shall receive $49,000,000, or $1,000 for each Unit sold to the underwriters pursuant to the underwriting agreement. After giving effect to the conversion of the Series C Preferred Stock and the cancellation of the warrants, the proceeds received by the selling stockholders would be equivalent to approximately $3.25 per share of common stock converted.
(3)	Pursuant to an agreement between us and the selling stockholders, we will receive the net proceeds in excess of $49,000,000 for the Selling Stockholders’ Shares and all net proceeds from the shares of common stock offered by us.
(4)	The selling stockholders will purchase a total of 8,166,666 shares of common stock in the offering for a total purchase price of $48,999,996, and we will not pay any commissions and the underwriters will not receive any discounts on shares sold in this offering to the selling stockholders.

The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid by us, and proceeds before expenses to us and proceeds to the selling stockholders, assuming full exercise of the underwriters’ option to purchase up to an additional 3,468,750 shares of common stock from us.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders(2)	Proceeds to Company(1)(3)
Per share offered by us	$6.00	$0.33	$0.00	$5.67
Per share offered by selling stockholders	$6.00	$0.33	$3.25	$2.42
Total for shares offered by us	$69,100,962	$3,800,553	$0.00	$65,300,409
Total for shares offered by selling stockholders	$90,461,538	$4,975,385	$49,000,000	$36,486,153
Total for all shares offered as adjusted for sales to selling stockholders(4)	$159,562,500	$6,080,938	$49,000,000	$104,481,562

(1)	All underwriting discounts and commissions with respect to the Selling Stockholders’ Shares will be paid from the proceeds received by us. We will not pay any commissions and the underwriters will not receive any discounts on shares sold in this offering to the selling stockholders.
(2)	The selling stockholders shall receive $49,000,000, or $1,000 for each Unit sold to the underwriters pursuant to the underwriting agreement. After giving effect to the conversion of the Series C Preferred Stock and the cancellation of the warrants, the proceeds received by the selling stockholders would be equivalent to approximately $3.25 per share of common stock converted.
(3)	Pursuant to an agreement between us and the selling stockholders, we will receive the net proceeds in excess of $49,000,000 for the Selling Stockholders’ Shares and all net proceeds from the shares of common stock offered by us.
(4)	The selling stockholders will purchase a total of 8,166,666 shares of common stock in the offering for a total purchase price of $48,999,996, and we will not pay any commissions and the underwriters will not receive any discounts on shares sold in this offering to the selling stockholders.

The underwriters will not receive any discounts or commissions related to their delivery of the warrants forming part of the Units.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $900,000. The underwriters have agreed to reimburse us for certain expenses incurred in this offering.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PALM.”

Subject to certain exceptions, we, the selling stockholders and certain of our executive officers and directors have agreed that, without first obtaining the written consent of the underwriters, we and they will not during the 60-day period after the date of this prospectus supplement, or 90-day period after the date of this prospectus supplement in the case of our executive officers and directors:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to purchase, lend, transfer or otherwise dispose of, directly or indirectly, any common stock;

•	otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities exercisable or exchangeable for common stock;

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

•	with respect to us, file any registration statement relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

With respect to us, the lock-up does not apply to issuances under our employee benefit plans. In addition, the lock-up agreements signed by our executive officers and directors do not apply to:

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period;

•	transfers of shares of common stock pursuant to certain plans compliant with Rule 10b5-1 under the Exchange Act;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

•	transfers of shares of our common stock or any security convertible into or exercisable for our common stock as a bona fide gift;

•

transfers to a spouse, parent, child or grandchild (a “Relation”), a trust, the only beneficiaries of which are the signatory to the lock-up agreement or Relations, a corporation or other entity of which any signatory to the lock-up agreement or Relations is the direct or indirect legal and beneficial owner of all of the outstanding securities or similar interests, or a partnership, the partners of which are exclusively the signatory to the lock-up agreement or Relations; and

•	dispositions of common stock to us to satisfy tax withholding obligations under our employee benefit plans;

provided that in the case of either of the third, fourth and fifth bullets, no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions during the 90-day period.

The underwriters in their sole discretion may release any of the securities subject to the lock-up agreement at any time without notice.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The underwriters or their affiliates have provided and may provide in the future financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions. Affiliates of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are lenders under our senior secured term loan.

LEGAL MATTERS

Certain legal matters will be passed upon for Palm by Davis Polk & Wardwell, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated by reference in this prospectus supplement and the accompanying prospectus from the company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report relating to the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to the company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB No. 109, and adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus supplement forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus supplement:

(a)	Current Reports on Form 8-K filed on July 24, 2008, October 31, 2008, December 1, 2008, December 16, 2008, December 22, 2008, December 24, 2008, January 13, 2009, January 30, 2009, February 6, 2009 and March 9, 2009.

(b)	Quarterly Reports on Form 10-Q for the fiscal quarters ended August 29, 2008 and November 28, 2008;

(c)	Annual Report on Form 10-K for the year ended May 30, 2008;

(d)	The portions of the Definitive Proxy Statement on Schedule 14A for the 2008 annual meeting of stockholders incorporated by reference in the Annual Report on Form 10-K for the year ended May 30, 2008; and

(e)	Registration Statements on Form 8-A filed on February 18, 2000 relating to our common stock and October 23, 2000, as amended on November 18, 2004, June 5, 2007, October 30, 2007, January 2, 2009 and January 13, 2009, relating to our Stockholder Rights Plan.

Any statement contained in a previously filed document incorporated by reference into this prospectus supplement and the accompanying prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings at no cost, by writing or telephoning us at: 950 West Maude Avenue, Sunnyvale, CA 94085, Attention: Vice President of Investor Relations, (408) 617-7000. Information about us, including our SEC filings, is also available at our website at www.palm.com. However, the information on our website is not a part of this prospectus supplement.

PROSPECTUS

Palm, Inc.

The following are types of securities that may be offered and sold by Palm, Inc. or by selling security holders under this prospectus from time to time:

• Common stock	• Depositary shares
• Preferred stock	• Warrants
• Debt securities	• Units

The securities may be offered by us or by selling security holders in amounts, at prices and on terms determined at the time of the offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Redemption terms	• Liquidation amount
• Interest rate	• Listing on a security exchange	• Subsidiary guarantees
• Currency of payments	• Amount payable at maturity	• Sinking fund terms
• Dividends	• Conversion or exchange rights

Our Common Stock is quoted on the Nasdaq Global Select Market under the ticker symbol PALM. On October 30, 2008, the reported last sale price on the Nasdaq Global Select Market for our Common Stock was $3.69.

Investing in these securities involves certain risks. See “Item 1A–Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the year ended May 30, 2008, which is incorporated by reference herein.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2008

You should rely only on the information contained in or incorporated by reference in this prospectus, in any supplement hereto or in any related free-writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Palm,” “we,” “us,” and “our” refer to Palm, Inc. and its consolidated subsidiaries except where expressly indicated or the context otherwise requires.

SUMMARY

The Company

Palm, Inc. is a leading provider of mobile products that enhance the lifestyle of individual users and business customers worldwide. Our leadership results from creating thoughtfully integrated technologies that better enable people to stay connected with their family, friends and colleagues, access and share the information that matters to them most and manage their daily lives on the go. Palm offers Treo™ and Centro™ smartphones, handheld computers and accessories through a network of wireless carriers, as well as retail and business outlets worldwide. The company began operations in 1992 and is incorporated in Delaware.

Our principal executive offices are located at 950 West Maude Avenue, Sunnyvale, CA 94085, and our telephone number is (408) 617-7000. We maintain a website at www.palm.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or selling security holders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of the offering under this prospectus:

(a)	Quarterly Report on Form 10-Q for the quarter ended August 29, 2008, filed on October 3, 2008;

(b)	Annual Report on Form 10-K for the year ended May 30, 2008, filed on July 25, 2008; and

(c)	The portions of the Definitive Proxy Statement on Schedule 14A for the 2008 annual meeting of stockholders incorporated by reference in the Annual Report on Form 10-K for the year ended May 30, 2008, filed on August 14, 2008.

Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings at no cost, by writing or telephoning us at: 950 West Maude Avenue, Sunnyvale, CA, 94085, Attention: Vice President of Investor Relations, (408) 617-7000. Information about us, including our SEC filings, is also available at our website at www.palm.com. However, the information on our website is not a part of this prospectus or any prospectus supplement that we file.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus or incorporated by reference into this prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “will,” “would,” our “strategy” and similar expressions and include, without limitation, statements regarding our intentions, expectations and beliefs concerning, among other things, the following: mobile products and the mobile product market; our leadership position in mobile products; our market share; our ability to grow our business; our revenue, cost of revenue, gross margins, operating income (loss), operating expenses, operating results and profitability; our corporate strategy; developing market-defining products; growth in the smartphone market; capitalizing on industry trends and dynamics; economic trends and market conditions; our platform strategy; increasing the adoption of smartphones; the benefits of advertising; the domestic and international market opportunity available to us; international, political and economic risk; our development and introduction of new products and services; acceptance of our smartphone products; market demand for our products; our ability to differentiate our products, deliver a range of product choices around open platforms and develop products to serve a broad range of customers and attract new customers; our ability to lead on design, ease-of-use and functionality; pricing and average selling prices for our products; the development and timing of our new operating system and related software and the introduction of products based on this new platform; competition and our competitive advantages; our ability to build our brand and consumers’ awareness of our products; the resources that we and our competitors devote to development, promotion and sale of products; our expectations regarding our product lines; our product mix; our ability to broaden and expand our wireless carrier relationships; revenue and credit concentration with our largest customers; collectability of customer accounts; our ability to cause application providers to provide applications for our products; royalty obligations; inventory, channel inventory levels and inventory valuation; price protection, rebates and returns; repair costs; product warranty accrual and liability; our effective tax rate and income tax expense (benefit); forecasted product and manufacturing requirements; seasonality in sales of our products; the adequacy of our properties, facilities and operating leases and our ability to secure additional space; our tax strategy; realization and recoverability of our net deferred tax assets; the need to increase our deferred tax asset valuation allowance; utilization of our net operating loss and tax credit carryforwards; our belief that our cash, cash equivalents and short-term investments will be sufficient to satisfy our anticipated cash requirements; our liquidity, cash flow, cash position and ability to obtain additional funding; impairment charges and recovery in market value in connection with our investments in auction rate securities; the liquidity of, holding periods for and our ability and intent to hold our auction rate securities; the completion of restructuring actions; compensation and other expense reductions; dividends; interest rates; the timing and amount of our cash generation and cash flows; declines in the handheld market and in our handheld business; our use of options, restricted stock and restricted stock units; unrecognized compensation cost under our stock plans; stock price volatility; option exercise behavior under our stock plans; vesting, terms and forfeiture of our equity awards; our stock-based compensation valuation models; our defenses to, and the effects and outcomes of, legal proceedings and litigation matters; provisions in our charter documents, Delaware law and a stockholders’ agreement and the potential effects of a stockholder rights plan; our relationship with Elevation Partners, L.P. (“Elevation Partners”); our debt obligations, the related interest expense for future periods and the effect of any non-compliance; and the potential impact of our critical accounting policies and changes in financial accounting standards or practices.

These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements. All forward-looking statements are qualified by the risks described in the documents incorporated by reference into this prospectus and any supplement to this prospectus. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes including, but not limited to, funding our operations, purchasing capital equipment, funding potential acquisitions, repaying debt and repurchasing shares of our common stock. We may also invest the proceeds in certificates of deposit, U.S. government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

Our ratio of earnings to fixed charges and preference dividends was as follows for the respective periods indicated:

For the Fiscal Years Ended					Three Months Ended August 29, 2008
May 30, 2008	June 1, 2007	June 2, 2006	June 3, 2005	May 28, 2004
Ratio of earnings to fixed charges and preference dividends:
—	25.84x	25.57x	25.52x	—	—

For the purpose of calculating this ratio, earnings consist of our income (loss) before income taxes plus fixed charges. Fixed charges include interest on indebtedness, amortization of borrowing expenses and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. Preference dividends represent the pre-tax accretion of Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”).

For the years ended June 3, 2005, June 2, 2006 and June 1, 2007, there is no difference between the ratio of earnings available to cover fixed charges and the ratio of earnings available to cover fixed charges and preference dividends. The deficiency of earnings available to cover fixed charges for the years ended May 28, 2004 and May 30, 2008 and for the three months ended August 29, 2008 was $4,124,000, $158,228,000 and $42,111,000, respectively. The deficiency of earnings available to cover fixed charges and preference dividends for the years ended May 28, 2004 and May 30, 2008 and for the three months ended August 29, 2008 was $4,124,000, $163,744,000 and $44,512,000, respectively.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based on our restated certificate of incorporation, as amended (the “Restated Certificate of Incorporation”), our bylaws, as amended (the “Bylaws”) and applicable provisions of law. We have summarized certain portions of the Restated Certificate of Incorporation and Bylaws below. The summary is not complete. The Restated Certificate of Incorporation and Bylaws that we have filed with the SEC and have been filed as exhibits to our Form 10-K for the year ended May 30, 2008 are incorporated by reference in this registration statement. You should read the Restated Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (the “DGCL”), the Restated Certificate of Incorporation, the Bylaws and rights plan summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder.

Authorized Capital Stock

Our Restated Certificate of Incorporation authorizes us to issue 2,000,000,000 shares of common stock, $0.001 par value per share, and 125,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of August 29, 2008, there were approximately 108,910,000 shares of common stock outstanding which were held of record by 3,389 stockholders. The holders of shares of our common stock, subject to the preferential rights of the holders of any shares of our preferred stock, are entitled to dividends when and as declared by our board of directors. The holders of our common stock have one vote per share on all matters submitted to a vote of the stockholders (other than certain matters that are only subject to approval by the holders of the Series B Preferred Stock), and the right to share pro rata in the net assets of Palm in liquidation after payment of any amounts due to creditors and in respect of any preferred stock. Holders of shares of our common stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of common stock are, and the shares of common stock issued upon any conversion or exchange of any debt securities or preferred stock providing for such conversion or exchange will be, fully paid and nonassessable. Our common stock is listed on the Nasdaq Global Select Market. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Computershare’s address is 250 Royall Street, Canton Massachusetts 02021, and its telephone number is (781) 575-2000.

Our Bylaws provide that the annual meeting of stockholders shall be held each year on a date as designated by our board of directors and as stated in a written notice, which must be given to each stockholder either personally or by mail, telecopy, telegram or other electronic or wireless means at least 10 days prior to any stockholder meeting.

Preferred Stock—General

We are authorized to issue 125,000,000 shares of preferred stock, $0.001 par value, in one or more series, with such designations and such relative voting, dividends, liquidation, conversion and other rights, preferences and limitations as are stated in the Restated Certificate of Incorporation. We have designated 2,000,000 shares of our preferred stock as Series A Participating Preferred Stock, none of which have been issued, in connection with the stockholders rights plan as described under “Rights Plan” below. We have designated 325,000 shares of our preferred stock as Series B Redeemable Convertible Preferred Stock, all of which have been issued, as described under “Preferred Stock—Series B Redeemable Convertible Preferred Stock” below. The authorized but unissued shares of preferred stock may be issued pursuant to resolution by our board of directors without the vote of holders of our capital stock, subject to certain limitations imposed by law or our Bylaws. If a series of preferred stock is offered pursuant to this prospectus, we will describe the specific terms of such series of preferred stock, including rights, if any, with respect to voting, dividends and liquidation preference, the conversion rights, if any, and the restrictions, if any, on the repurchase or redemption of the preferred stock by us, in the prospectus supplement relating to that series. The description of preferred stock set forth in this prospectus and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will contain only a summary of the terms of such series. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The prospectus supplement will also contain a description of certain U.S. federal income tax consequences relating to the preferred stock.

Preferred Stock—Series B Redeemable Convertible Preferred Stock

On October 24, 2007, Elevation Partners invested $325.0 million in Palm in exchange for 325,000 shares of Palm’s Series B Preferred Stock.

The holders of the Series B Preferred Stock have various rights and preferences as follows:

•

Voting. Generally, the holders of Series B Preferred Stock will be entitled to vote on all matters on which the holders of Palm’s common stock are entitled to vote, except for the election of those directors elected solely by the holders of our common stock. The holders of the Series B Preferred Stock will vote together with the holders of common stock as a single class. Each share of Series B Preferred Stock will be entitled to a number of votes equal to the number of shares of common stock into which such share is convertible on the relevant record date. In addition, subject to certain conditions, for so long as Elevation Partners and its affiliates hold a majority of the Series B Preferred Stock, they will be entitled to designate a number of directors proportional to the ownership of Palm’s common stock by Elevation Partners and its permitted assigns, on an as-converted basis. Such director designation rights will terminate when Elevation Partners and its affiliates cease to hold a majority of the Series B Preferred Stock.

•

Dividends. Subject to certain exceptions for stock dividends and distributions of rights under Palm’s rights plan, the Series B Preferred Stock will entitle its holders to receive, on an as-converted basis, the same type and amount of dividend or distribution to be made to holders of Palm’s common stock. In addition, if Palm fails to respect certain obligations under the certificate of designation for the Series B Preferred Stock, then Palm will be required to pay an additional cash dividend on each share of Series B Preferred Stock at an annual rate equal to the prime rate of JPMorgan Chase Bank N.A. plus four percent.

•	Liquidation. The Series B Preferred Stock has an aggregate liquidation preference of $325.0 million plus any accrued and unpaid dividends.

•

Offer to Repurchase. If Palm engages in a transaction constituting a fundamental change in which the aggregate amount of Palm common stock and Series B Preferred Stock no longer hold the majority of voting power of the surviving entity, or certain divestures of all or substantially all of Palm’s assets, business or securities, Palm will be required to offer to repurchase all of the outstanding shares of Series B Preferred Stock for total cash equal to 101% of the liquidation preference, or, under certain conditions, for publicly traded shares of the acquiring entity with a total value equal to 105% of the liquidation preference.

•

Conversion. As of August 29, 2008, each share of Series B Preferred Stock is convertible into approximately 117.65 shares of Palm’s common stock at the option of the holder, or a total of 38,235,294 shares on an as-converted basis, reflecting a conversion price of $8.50 per share. After the third anniversary of the issue date of the shares, or October 24, 2010, Palm may cause all of the Series B Preferred Stock to be converted into Palm’s common stock if the average closing price per share of

Palm’s common stock during the prior 30 consecutive trading days is at least 180% of the conversion price in effect at that time, and the closing price per share of Palm’s common stock during at least 20 days of such period (including the last 15 trading days of such thirty-day period) is at least 180% of the then applicable conversion price.

•	Redemption. The Series B Preferred Stock provides for the mandatory redemption of any outstanding Series B Preferred Stock on October 24, 2014, at the liquidation preference.

•

Other. The purchase agreement requires the prior vote or written consent of the holders of Series B Preferred Stock before Palm may engage in certain actions impacting the issued or authorized amounts or the rights, preferences, powers, or privileges of the Series B Preferred Stock. Palm has also agreed to provide the holders of Series B Preferred Stock registration rights in certain circumstances.

Certain Provisions of Palm’s Certificate of Incorporation and Bylaws

Our Restated Certificate of Incorporation and Bylaws include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control of Palm:

•

Members of our board of directors elected by holders of our common stock are divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. In addition, holders of our Series B Preferred Stock have the right to elect directors as described above in “Preferred Stock—Series B Redeemable Preferred Stock – Voting.” This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	Under our Bylaws, only our board of directors and the chairman of our board of directors may call special meetings of stockholders;

•

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	Our Restated Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting;

•	Our Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors;

•	The amendment of any of the above provisions would require approval by holders of at least 80% of our outstanding shares entitled to vote generally in the election of directors;

•

The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Palm; and

•

The terms of the Series B Preferred Stock require Palm to offer to repurchase the outstanding shares of Series B Preferred Stock at a premium to the stated the liquidation preference in connection with certain business combination transactions.

In addition, our Restated Certificate of Incorporation provides that, so long as Elevation Partners and its affiliates beneficially own 15% or more of the total voting power of our equity securities entitled to vote on general matters, certain change of control transactions with Elevation Partners or its affiliates will require the approval of a majority of the voting power of Palm’s voting stock not held by Elevation Partners or its affiliates.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Palm and, accordingly, may discourage attempts to acquire Palm even though such a transaction may offer Palm stockholders the opportunity to sell their stock at a price above the prevailing market price.

Rights Plan

The following description of our rights plan is based substantially on the Preferred Stock Rights Agreement dated as of September 25, 2000, between Palm and Computershare Trust Company, N.A., as successor to Equiserve Trust Company, N.A. and Fleet National Bank, as Rights Agent (the “Rights Agreement”), and the amendments to the Rights Agreement dated as of November 12, 2004, June 1, 2007 and October 24, 2007, respectively (the “Amendments to the Rights Agreement”). We have summarized certain portions of our rights plan. The summary is not complete. The Rights Agreement and Amendments to the Rights Agreement have been filed as exhibits to our Form 10-K for the year ended May 30, 2008 and are incorporated by reference into this prospectus. You should read the Rights Agreement and Amendments to the Rights Agreement for the provisions that are important to you. In the following description, we refer to our Rights Agreement and the Amendments to the Rights Agreement collectively as the “rights agreement.”

On September 21, 2000, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred stock purchase right for each share of our common stock outstanding on November 6, 2000, and each share of common stock issued after that date. The rights are transferable with our common stock until they become exercisable but are not exercisable until the distribution date described in the plan. Generally, the plan distribution date will not occur until a person or group (an “Acquiring Person”) acquires or makes a tender offer for 15 percent or more of our outstanding common stock, including both shares of common stock outstanding and shares of common stock issuable upon conversion of the Series B Preferred Stock outstanding. The rights expire on November 6, 2010 unless we redeem them at an earlier date. The expiration date may be extended by our board. When a right becomes exercisable, its holder is entitled to purchase from us 1/1000th of a share of Series A Participating Preferred Stock at a purchase price of $110.00, subject to adjustment in certain circumstances since entry into the Rights Agreement.

Until the plan distribution date, the purchase rights will be evidenced by the certificates for common stock registered in the names of holders of our common stock. As soon as practical following the plan distribution date, we will mail separate certificates evidencing the rights to common stock holders of record.

If any person or group acquires 15 percent or more of our common stock, including both shares of common stock outstanding and shares of common stock issuable upon conversion of the Series B Preferred Stock outstanding, the rights holders, other than the Acquiring Person and its affiliates, will be entitled to receive upon exercise, that number of shares of common stock that at the time have a market value equal to twice the purchase price of the right.

If we are acquired in a business combination, the rights holders, other than the Acquiring Person and its affiliates, will be entitled to acquire, for the purchase price, that number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the purchase right.

Our board has the right to redeem the purchase rights in certain circumstances for $0.001 per share, subject to adjustment in certain circumstances since entry into the Rights Agreement. Until a right is exercised, rights holders have no rights as holders of our common stock, including the right to vote and to receive dividends. The rights agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the rights. The terms of the rights agreement may be amended in any respect without the consent of the rights holders on or prior to the plan distribution date; thereafter, the terms of the rights agreement may be amended without the consent of rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of rights holders (other than any Acquiring Person and its affiliates).

In connection with the purchase of Series B Preferred Stock by Elevation Partners and certain of its affiliates (the “Elevation Parties”), we amended our rights plan in 2007 for the benefit of the Elevation Parties. In particular, the Elevation Parties may beneficially own more than 15% of our common shares outstanding without causing a triggering event under the rights plan, so long as their ownership percentage does not exceed a certain standstill limit. Moreover, if the Elevation Parties enter into any agreement, arrangement or understanding with a third party with respect to the permitted purchase or sale of any of our equity securities, then, for purposes of the rights agreement, (i) the Elevation Parties shall not be deemed to beneficially own any of our equity securities held by the third party (other than the securities that are the subject of the agreement or arrangement) and (ii) neither the third party nor any of its affiliates shall be deemed to beneficially own any of our equity securities held by the Elevation Parties (other than the securities that are the subject of the agreement or arrangement). Additionally, if any of our equity securities held by the Elevation Parties are subject to a permitted pledge or contractual encumbrance resulting from the incurrence of indebtedness from a bank or financial institution, then, for purposes of the rights agreement, (i) the Elevation Parties shall not be deemed to beneficially own any of our equity securities held by such bank or financial institution (other than the securities that are the subject of the pledge or encumbrance) and (ii) neither such bank or financial institution, nor any of its affiliates, shall be deemed to beneficially own any of our equity securities pledged by the Elevation Parties, except to the extent such securities are acquired by such bank or financial institution as a result of a foreclosure thereon.

The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in our board’s opinion, would impair its ability to represent our stockholders’ interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though such takeover could offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and could be favored by a majority of our stockholders.

This description of the rights agreement is qualified in its entirety by reference to the full text of the rights agreement.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series pursuant to, in the case of senior debt securities, a senior indenture to be entered into between us and a trustee to be named therein, and in the case of subordinated debt securities, a subordinated indenture to be entered into between us and a trustee to be named therein. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939.

Because the following is only a summary of selected provisions of the indentures and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the base indentures and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the indentures because the indentures, not this description, define the rights of the holders of the debt securities. The senior indenture and the subordinated indenture will be substantially in the forms included as exhibits to the registration statement of which this prospectus is a part.

As used in this section of the prospectus and under the captions “Description of Capital Stock,” “Description of Warrants” and “Description of Units,” the terms “we,” “us” and “our” refer only to Palm and not to any existing or future subsidiaries of Palm.

General

The senior debt securities will constitute unsecured and unsubordinated obligations of ours and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated obligations and will be junior in right of payment to our Senior Indebtedness (including senior debt securities), as described under the heading “Certain Terms of the Subordinated Debt Securities—Subordination.”

We conduct some of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay principal or interest on the debt securities, to pay the debt securities at maturity or upon redemption or to buy the debt securities may depend on our subsidiaries repaying investments and advances we have made to them, and on our subsidiaries’ earnings and their distributing those earnings to us. The debt securities will be effectively subordinated to all obligations (including trade payables and preferred stock obligations) of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and contractual restrictions. The indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The debt securities will be our unsecured obligations. Our secured debt and other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

You should look in the prospectus supplement for any additional or different terms of the debt securities being offered, including the following terms:

•	the debt securities’ designation;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount (i.e. price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•

the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•	the terms and conditions, if any, upon which we may have to repay the debt securities early at your option;

•

the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•

the terms and conditions upon which conversion or exchange of the debt securities may be effected, if any, including the initial conversion or exchange price or rate and any adjustments thereto and the period or periods when a conversion or exchange may be effected;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form; and

•

any other terms of the debt securities, including any terms which may be required by or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants

Unless otherwise indicated in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions which may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default

An event of default for any series of senior debt securities is defined under the senior indenture as being:

•

our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon acceleration, redemption, or otherwise, if that default continues for a period of five days (or such other period as may be specified for such series);

•

our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 60 days (or such other period as may be specified for such series);

•

our default in the performance of or breach of any of our other covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	there occurs any other event of default provided for in such series of senior debt securities;

•	a court having jurisdiction enters a decree or order for:

•	relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

•	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets; or

•	the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

•	we:

•

commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

•

consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours for all or substantially all of our property and assets; or

•	effect any general assignment for the benefit of creditors.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to us and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the senior debt securities of all series then outstanding under the senior indenture (treated as one class) may, by written notice to us and to the trustee, if such notice is given by the holders, declare the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding to be immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class (or, of all the senior debt securities, as the case may be, voting as a single class). Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the senior indenture.

Discharge and Defeasance

The senior indenture provides that, unless the terms of any series of senior debt securities provides otherwise, we may discharge our obligations with respect to a series of senior debt securities and the senior indenture with respect to such series of senior debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture;

•

all senior debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us under the senior indenture; or

•

the senior debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of such series, for that purpose, the entire amount in cash or, in the case of any series of senior debt securities payments on which may only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the senior debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the senior indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the senior indenture shall survive. With respect to the third bullet point, certain rights and obligations under the senior indenture (such as our obligation to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee shall survive.

Unless the terms of any series of senior debt securities provide otherwise, on the 121st day after the date of deposit of the trust funds with the trustee, we will be deemed to have paid and will be discharged from any and all obligations in respect of the series of senior debt securities provided for in the funds, and the provisions of the senior indenture will no longer be in effect with respect to such senior debt securities (“legal defeasance”); provided that the following conditions shall have been satisfied:

•

we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, cash in an amount or, in the case of any series of senior debt securities payments on which can only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest at such times and in such amounts as will insure the availability of cash) or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption, as the case may be, and any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the senior indenture and the senior debt securities of such series;

•

such deposit will not result in a breach or violation of, or constitute a default under, the senior indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;

•

we shall have delivered to the trustee either an officer’s certificate and an opinion of counsel that the holders of the senior debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the senior indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred or a ruling by the Internal Revenue Service to the same effect; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the senior indenture relating to the contemplated defeasance of the senior debt securities of such series have been complied with.

Subsequent to the legal defeasance above, certain rights and obligations under the senior indenture (such as our obligation to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee shall survive.

Modification and Waiver

We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of another corporation to us, and the assumption by such successor corporation of our covenants, agreements and obligations under the senior indenture;

•

to cure any ambiguity, defect, or inconsistency in the senior indenture or in any supplemental indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders of the senior debt securities of any series in any material respect, or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or a prospectus supplement;

•	to comply with the provisions described under “—Certain Covenants—Consolidation, Merger and Sale of Assets”;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to make any change that is necessary or desirable provided that such change shall not adversely affect the interests of the holders of the senior debt securities of any series in any material respect;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	changes the stated maturity of the principal of, or any installment of interest on, any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the place or currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

•

changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment of any senior debt securities of such series on or after the due date therefor;

•

reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the senior indenture;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•	adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

•

modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification.

It shall not be necessary for the consent of the holders under this section of the senior indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the senior indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors

The senior indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer or director of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee

The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

We may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The senior indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities. Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination

The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute Senior Indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF THE DEPOSITARY SHARES

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Palm, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor Palm will be liable if either the depositary or Palm is prevented or delayed by law or any circumstance beyond either the depositary or Palm’s control in performing their respective obligations under the deposit agreement. Palm’s obligations and the depositary’s obligations will be limited to the performance in good faith of Palm or the depositary’s respective duties under the deposit agreement. Neither the depositary nor Palm will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Palm and the depositary may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Federal Income Tax Consequences

Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Palm, the trustee, any warrant agent, unit agent or any other agent of Palm, agent of the trustee or agent of such warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based on directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or any selling security holder in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us or any selling security holder in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report relating to the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB No. 109, and adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.